Exhibit 99.1

DECISIONPOINT SYSTEMS, INC.

– and –

COMAMTECH INC.

– and –

2259736 ONTARIO INC.

ARRANGEMENT AGREEMENT

FASKEN MARTINEAU DuMOULIN LLP

October 20, 2010

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION	1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	11
1.3	Knowledge	12
1.4	Number and Gender	12
1.5	Date for Any Action	12
1.6	Statutory References	12
1.7	Currency	12
1.8	Schedules	12

ARTICLE 2 THE ARRANGEMENT	13

2.1	Arrangement	13
2.2	Press Release Announcing the Arrangement	13
2.3	Implementation Steps by Comamtech and MergerCo	13
2.4	Implementation Steps by the Corporation	14
2.5	Interim Order	14
2.6	Articles of Arrangement Articles of Amalgamation; Closing	14
2.7	Circular	15
2.8	Preparation of Filings	15
2.9	Court Proceedings	17
2.10	Exchange and Cancellation of Shares and Preferred Shares	17
2.11	Public Communications	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF CORPORATION	18

3.1	Representations and Warranties	18
3.2	Disclosure Letter	36
3.3	Survival of Representations and Warranties	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF COMAMTECH	37

4.1	Representations and Warranties of Comamtech and MergerCo	37
4.2	Disclosure Letter	41
4.3	Survival of Representations and Warranties	41

ARTICLE 5 COVENANTS OF THE PARTIES	41

5.1	Covenants of the Corporation and Comamtech Regarding the Conduct of Business	41
5.2	Covenants of the Corporation Regarding the Arrangement	45
5.3	Covenants of Comamtech Regarding the Performance of Obligations	46
5.4	Mutual Covenants	47

ARTICLE 6 CONDITIONS PRECEDENT	48

6.1	Mutual Conditions Precedent	48
6.2	Additional Conditions Precedent to the Obligations of Comamtech and MergerCo	49
6.3	Additional Conditions Precedent to the Obligations of the Corporation	51
6.4	Notice and Cure Provisions	52
6.5	Satisfaction of Conditions	53

ARTICLE 7 ADDITIONAL AGREEMENTS	53

7.1	Mutual Covenants Regarding Non-Solicitation	53
7.2	Provision of Information; Access	57
7.3	Agreement as to Damages	57
7.4	Fees and Expenses	59
7.5	Liquidated Damages, Injunctive Relief and No Liability of Others	59
7.6	Indemnification	59
7.7	Options and Warrants	59

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER	60

8.1	Term	60
8.2	Termination	60
8.3	Amendment	60
8.4	Waiver	60

ARTICLE 9 GENERAL PROVISIONS	61

9.1	Further Assurances	61
9.2	Notices	61
9.3	Governing Law	62
9.4	Injunctive Relief	62
9.5	Time of Essence	62
9.6	Entire Agreement, Binding Effect and Assignment	62
9.7	Severability	63
9.8	No Third Party Beneficiaries	63
9.9	Rules of Construction	63
9.10	Counterparts, Execution	63

- ii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of October 20, 2010,

BETWEEN:	COMAMTECH INC., a corporation incorporated under the laws of the Province of Ontario;

(hereinafter, “Comamtech”)

AND:	DECISIONPOINT SYSTEMS, INC., a corporation incorporated under the laws of the State of Delaware;

(hereinafter, the “Corporation”)

AND:	2259736 ONTARIO INC., a corporation incorporated under the laws of the Province of Ontario;

(hereinafter, the “MergerCo”)

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or the context is inconsistent therewith:

“Acquisition Proposal” means any proposal or offer (written or oral) or any public announcement of an intention to make any proposal or offer, with respect to any of the following (excluding the Arrangement, the Harris Transaction and the transactions contemplated by this Agreement): (i) any merger, consolidation, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, reorganisation, compromise or business combination, directly or indirectly involving any member of the Consolidated Group, (ii) any sale or acquisition of assets representing 20% or more of the net income or revenues of the assets of the Consolidated Group, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect as a sale or acquisition of assets representing 20% or more of the net income or revenues of the assets of the Consolidated Group, taken as a whole) in a single transaction or a series of related transactions, (iii) any sale or acquisition of beneficial ownership of 20% or more of any class of the Corporation’s shares or of the shares of any other member of the Consolidated

Group or rights or interests therein or thereto in a single transaction or a series of related transactions, (iv) any transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (v) any transaction having a similar economic effect as any of the foregoing;

“affiliate” has the meaning ascribed thereto in the OBCA or, in the case of the Corporation, the meaning described in the Delaware General Corporation Law;

“Agreement” means this arrangement agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Amalgamation” has the meaning ascribed thereto in Section 2.1;

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms thereof or made at the direction of the Court in the Interim Order or Final Order, as the case may be and approved by Comamtech and the Corporation;

“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement, to be substantially in the form and content of Schedule A attached hereto;

“Articles of Amalgamation” means: (a) the articles of amalgamation of MergerCo to be filed with the Director in connection with the Amalgamation or (b) the articles of arrangement to be filed in connection with the amalgamation, which shall be in form and content satisfactory to the Parties acting reasonably;

“Articles of Arrangement” means the articles of arrangement of Comamtech to be filed with the Director in connection with the Arrangement, which shall be in form and content satisfactory to the Corporation and Comamtech, each acting reasonably;

“Assets” means, at a particular time, all the assets, properties and undertakings of the Corporation at such time whether real, personal, tangible or intangible (including as a lessee of any real or personal property);

“Benefit Plan” has the meaning ascribed in Section 3.1.37(d);

“Business” shall mean the business conducted by the Corporation, Comamtech or MergerCo before the Amalgamation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in Montreal, Québec, or New York City are not open for business during normal banking hours;

“Canadian GAAP” means Canadian generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute,

consistently applied and applicable as at the date on which such calculation or action is made or taken or required to be made or taken;

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Meeting, as same may be amended, supplemented or otherwise modified;

“Closing Date” has the meaning ascribed thereto in Section 2.6;

“Code” means the Internal Revenue Code of 1986, as amended;

“Comamtech Board” means the board of directors of Comamtech;

“Comamtech Continuance” means the application by Comamtech to the Secretary of State for the State of Delaware requesting that Comamtech be continued as if it had been incorporated under the laws of the State of Delaware, the whole as prescribed by Section 181 of the OBCA;

“Comamtech Continuance Resolution” means the special resolution approving the Comamtech Continuance of the Shareholders attached hereto as Schedule B;

“Comamtech Disclosure Letter” has the meaning ascribed thereto in Section 3.2;

“Comamtech Fairness Opinion” means the opinion of ModelCom Inc. as to the fairness, from a financial point of view, of the consideration being offered under the Arrangement to Comamtech;

“Comamtech Material Adverse Change” means any event or circumstance which is reasonably likely to have a Comamtech Material Adverse Effect;

“Comamtech Material Adverse Effect” means any change, effect, event, violation, circumstance or occurrence that, individually or in the aggregate with all other changes, effects, events, violations, circumstances or occurrences, (a) is or could reasonably be expected to be material and adverse to the business, assets, liabilities, rights, obligations (whether absolute, accrued, conditional or otherwise), affairs, results of operations or condition (financial or otherwise) of the Consolidated Group of Comamtech, taken as a whole, or (b) could reasonably be expected to materially impair or delay the ability of Comamtech to perform its obligations under this Agreement (provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement or other transactions contemplated by this Agreement will be disregarded for the purposes of this clause), in each case, other than any change, effect, event, violation, inaccuracy, circumstance or occurrence resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes in the United States or Canadian economies or securities or currency markets in general, (iii) changes generally affecting the industry in which any member of the Consolidated Group of Comamtech carries on its business in the United States or Canada, (iv) commencement, occurrence or continuation of any war (whether or not declared), armed hostilities or acts of terrorism, (v) any change in applicable Laws or regulations or in Canadian GAAP, or (vi) any natural disaster, except in the case of clauses (ii), (iii), (iv), (v) and (vi) to the extent any such change, effect, event or occurrence primarily relates to (or has the effect of primarily relating to) the Consolidated Group of Comamtech, taken as a whole, or has had a materially disproportionate effect on the Consolidated Group of Comamtech, taken as a whole, as compared to other persons in the industry in which the Consolidated Group of Comamtech carries on its business in the U.S. or Canada, as the case may be; provided, however, that none of (x) a failure to meet any earnings estimates previously made public by Comamtech, or (y) any decrease in the market price or any decline in the trading volume of the shares of Comamtech, in and of themselves, constitute a Comamtech Material Adverse Effect;

“Comamtech Options” means options to acquire common shares in the capital stock of Comamtech pursuant to Comamtech’s stock option plan;

“Comamtech Convertible Preferred Shares” means preferred shares in the capital stock of Comamtech convertible into Comamtech shares in accordance with the provisions thereof;

“Comamtech Shares” means common shares in the capital stock of Comamtech;

“Comamtech Warrants” means warrants to acquire Comamtech Shares to be issued in accordance with the provisions of this Agreement;

“Confidentiality Agreement” means the mutual confidentiality and non-disclosure agreement dated July 19, 2010 entered into between Comamtech and the Corporation;

“Consolidated Group” means, collectively, the Corporation or Comamtech (as the case may be) and all of their respective subsidiaries and affiliates;

“Contracts” has the meaning ascribed in 3.1.34(a);

“Corporation” means DecisionPoint Systems, Inc.;

“Corporation Board” means the board of directors of the Corporation;

“Corporation Common Shares” has the meaning ascribed in the Plan of Arrangement;

“Corporation Financial Statements” means (i) the audited consolidated financial statements of the Corporation as at and for the fiscal years ended December 31, 2009 and December 31, 2008,  and (ii) the unaudited interim consolidated financial statements of the Corporation as at and for the periods ended June 30, 2010 and June 30, 2009;

“Corporation IP” means all Intellectual Property owned, conceived or developed by the Corporation in connection with the business of the Corporation, including the Software;

“Corporation Material Adverse Change” means any event or circumstance which is reasonably likely to have a Corporation Material Adverse Effect;

“Corporation Material Adverse Effect” means any change, effect, event, violation, circumstance or occurrence that, individually or in the aggregate with all other changes, effects, events, violations, circumstances or occurrences, (a) is or could reasonably be expected to be material and adverse to the business, assets, liabilities, rights, obligations (whether absolute, accrued, conditional or otherwise), affairs, results of operations or condition (financial or otherwise) of the Consolidated Group of the Corporation, taken as a whole, or (b) could reasonably be expected to materially impair or delay the ability of the Corporation to perform its obligations under this Agreement (provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement or other transactions contemplated by this Agreement will be disregarded for the purposes of this clause), in each case, other than any change, effect, event, violation, inaccuracy, circumstance or occurrence resulting from (i) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes in the United States or Canadian economies or securities or currency markets in general, (iii) changes generally affecting the industry in which any member of the Consolidated Group of the Corporation carries on its business in the United States or Canada, (iv) commencement, occurrence or continuation of any war (whether or not declared), armed hostilities or acts of terrorism, (v) any change in applicable Laws or regulations or in Canadian GAAP, or (vi) any natural disaster, except in the case of clauses (ii), (iii), (iv), (v) and (vi) to the extent any such change, effect, event or occurrence primarily relates to (or has the effect of primarily relating to) the Consolidated Group of the Corporation, taken as a whole, or has had a materially disproportionate effect on the Consolidated Group of the Corporation, taken as a whole, as compared to other persons in the industry in which the Consolidated Group of the Corporation carries on its business in the U.S. or Canada, as the case may be; provided, however, that none of (x) a failure to meet any earnings estimates previously made public by the Corporation, or (y) any decrease in the market price or any decline in the trading volume of the shares of the Corporation, in and of themselves, constitute a Corporation Material Adverse Effect;

“Corporation Preferred Shares” has the meaning ascribed in the Plan Arrangement;

“Corporation Public Documents” all reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof required to be filed by it with the U.S. Securities and Exchange Commission;

“Corporation Shareholders” means the holders of shares of the Corporation;

“Corporation Warrants” means all outstanding warrants to purchase shares of the Corporation;

“Court” means the Ontario Superior Court of Justice, Commercial List;

“Developers” has the meaning ascribed thereto in Section 3.2(a);

“Director” has the meaning ascribed thereto by the OBCA on the date hereof;

“Disclosure Letter” has the meaning ascribed thereto in Section 3.2;

“Dissent Rights” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employees” has the meaning ascribed in 3.1.37(a);

“Encumbrance”, in relation to any property or asset, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not recorded or registered or consensual or statutory or arising by law, including (i) any mortgage, charge, pledge, hypothec, security interest, security agreement, assignment, lien (statutory or otherwise), privilege, easement, servitude, right of way, lease, option, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant, conditional sale agreement, sub-lease, encroachment, work-order or adverse claim of any kind or character whatsoever and (ii) any other encumbrance of any kind or nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation;

“End-user Customer” means a user to licensee of the Software;

“Final Order” means the final order of the Court in a form acceptable to the Corporation and Comamtech, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Corporation and Comamtech, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Corporation and Comamtech, each acting reasonably) on appeal;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Harris Transaction” means the transaction among Copernic Inc., Comamtech and N. Harris Computer Corporation as publically announced by Copernic Inc. on August 25, 2010 and as may be amended and supplemented from time to time;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Intellectual Property” means, in any jurisdiction: (i) patents and patent rights, and the subject matter thereof, (ii) trademarks, trade names, service marks, brand names, certification marks, trade dress and other indications of origin, whether registered or not and the goodwill associated therewith, (iii) copyrights, whether registered or not, and the subject matter thereof, (iv) applications submitted to a Governmental Entity in any jurisdiction and all supplements and amendments that may be filed with respect thereto in respect of any of the foregoing filings, (v) an application submitted to a Governmental Entity in any jurisdiction seeking approval to market and sell a product and all supplements and amendments that may be filed in respect of such application, including all regulatory information and other documentation related thereto, (vi) trade secrets and other confidential or non-public information, including inventions, discoveries, formulae, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques (including for scale up), research and development information, drawings, schematics, specifications, plans, proposals and technical data, (vii) internet protocol addresses and domain names, whether or not used or currently in service, (viii) any intellectual or industrial property or proprietary rights similar to the foregoing, including industrial designs and (ix) registrations of, and applications to register any, of the foregoing, and any renewal, extension, reissue, division, continuation, continuation in part, patent of addition, re-examination, derivation or modification thereof;

“Interim Order” means the interim order of the Court in a form acceptable to the Corporation and Comamtech, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court (with the consent of the Corporation and Comamtech, each acting reasonably) or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Corporation and Comamtech, each acting reasonably) on appeal;

“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the person or persons or its or their business, undertaking or securities;

“Leases” and “Leased Premises” has the meaning ascribed in Section 3.1.33(b);

“Licensed Technology” has the meaning ascribed in Section 3.1.25(a);

“Mass Market Software” means commercial “off-the-shelf” software available through commercial distributors or in consumer retail stores or from the internet;

“Material Contract” means any contract (i) that limits or otherwise restricts in any material respect the activities of any member of the Consolidated Group or any successor thereto or that would, after the Effective Time, limit or restrict in any material respect the activities of any member of the Consolidated Group from engaging or competing in any line of business in any location or with any person, (ii) that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of any member of the Consolidated Group to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (iii) that is a material joint venture, alliance or partnership agreement, (iv) that involves material payments to or from any member of the Consolidated Group, (v) that involves the sale or exclusive license of any material product of any member of the Consolidated Group, (vi) that is a “material contract” as such term is defined in the Securities Act, or (vii) that has obligations or liabilities thereunder to be performed or paid by any member of the Consolidated Group (current, accrued, contingent or otherwise) reasonably expected to be in excess of $100,000;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and, if deemed advisable, to, inter alia, approve the Arrangement;

“Meeting of the Corporation” means the meeting or written consent of the Corporation Shareholders, including any adjourned or postponement thereof to consider, and if deemed advisable, to inter alia, approve the Arrangement;

“MergerCo” means 2259736 Ontario Inc. a wholly-owned subsidiary of Comamtech, incorporated for the purposes of the amalgamation with the Corporation and, after filing of the Articles of Amalgamation, means the Amalgamated Corporation as such term is defined in the Plan of Amalgamation;

“MergerCo Board” means the board of directors of MergerCo;

“MergerCo Continuance” means the application by MergerCo to the Secretary of State for the State of Delaware requesting that MergerCo be continued as if it had been incorporated under the laws of the State of Delaware, the whole as prescribed under Section 181 of the OBCA;

“MergerCo Continuance Resolution” means the special resolution of the sole shareholder of MergerCo approving the MergerCo Continuance;

“OBCA” means the Ontario Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Time;

“Open Source Software” shall mean (i) any Software that requires as a condition of distribution of such software, that such software (1) be disclosed or distributed in source code form, (2) be licensed under the condition that modifications and the creation of derived works are allowed, (3) be redistributable at no charge and/or (4) cannot be redistributed subject to license or contractual conditions that are in addition to the conditions contained in the original license, and/or (ii) any software that contains, is derived from (in whole or in part), or statically or dynamically links against any software specified under (i) in a manner such that the restrictions outlined under (i) items (1), (2), (3) or (4) become applicable to such software. For the purpose of this definition, by means of example and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models shall qualify as Open Source Software: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License, (C) the Mozilla Public License, (D) the Common Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards Source License (SISSL);

“Options” means options, warrants, subscription rights or other rights to acquire, or securities convertible into or exercisable for, any equity securities of the Corporation, whether vested or not;

“Order” means any decree, decision, judgment, ruling, ordinance, arbitration award, assessment, writ, injunction, notice or similar requirement or order of any Governmental Entity (including building, environmental, fire, health, labour, police or occupational health and safety authorities), in each such case whether preliminary or final;

“Ordinary Course of Business” means, in respect of the Corporation, an action taken by the Corporation that is consistent with its past practices and is taken in the ordinary course of its normal day-to-day operations, whether or not such action is required to be authorized by the board of directors of the Corporation (or by any Person or group of Persons exercising similar authority);

“Organizational Documents” means any and all articles and by-laws of a corporation and all amendments thereto;

“OSC” means the Ontario Securities Commission;

“Outside Date” means December 31, 2010;

“Parties” means, collectively, Comamtech, the Corporation and MergerCo and “Party” means any one of them;

“Permits” means all written permits, accreditations, consents, waivers, licenses, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions, or any document with a similar effect, issued or granted by any Governmental Entity;

“Permitted Encumbrances” means the encumbrances listed in Schedule 6.2(k) of the Disclosure Letter;

“Person” or “person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement to be agreed to between the Parties hereto within five (5) Business Days of the execution of this Agreement and as it may be amended pursuant to the terms thereof or at the direction of the Court in the Interim Order or the Final Order, as the case may be and as agreed to by the Corporation and Comamtech;

“Post-Arrangement Transaction Proposal” means any proposal or offer (written or oral) or any public announcement of an intention to make any proposal or offer, with respect to any merger, consolidation, amalgamation, take-over bid, reverse take-over bid, tender offer, arrangement, private placement, recapitalization, liquidation, dissolution, share exchange, reorganisation, compromise or business combination, directly or indirectly involving the Corporation or Comamtech (as the case may be);

‘‘Post-Signing Tax Returns’’ has the meaning ascribed thereto in Section 5.1.6(a);

“Regulatory Approvals” means those sanctions, rulings, consents, approvals, authorizations, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) required to be obtained from, and all declarations or filings required to be made with, any Governmental Entity or any other person by each member of the Consolidated Group in connection with the execution and delivery of this Agreement or the consummation by the Corporation of the transactions contemplated by this Agreement, the whole as set forth in Schedule 3.1.8 of the Disclosure Letter;

“Required Vote” has the meaning ascribed thereto in Section 2.5.2;

“Required Vote of the Corporation” means the requisite approval for the amalgamation as set forth in this Agreement by the Corporation Shareholders and shall be greater than 50% of such vote cast by such shareholders in person or represented by proxy at the meeting of the Corporation;

“Returns” has the meaning ascribed thereto in Section 3.1.29(b);

“Reverse Termination Fee” has the meaning ascribed thereto in Section 7.3.2;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Shareholders” means the holders of shares of Comamtech;

“Shares” means the common shares of the Corporation;

“Software” means all computer programs, excluding the Licensed Technology, owned by the Corporation, and developed, licensed, marketed or supported in the course of carrying on the business, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to the said computer programs, all as they exist at the Effective Time, whether under development or as currently being marketed by the Corporation specifically with respect to the business of the Corporation;

“Stock Option Plans” means the Corporation’s 2004 Incentive and Non-Incentive Stock Option Plan and DecisionPoint Systems, Inc. Incentive Stock Plan, as amended from time to time;

“subsidiary” has the meaning ascribed thereto in the OBCA;

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a third party to the Corporation or Comamtech (as the case may be) after the date hereof: (i) that the relevant board of directors determines in good faith (based upon written advice from its financial advisors and/or outside legal counsel) is capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the third party making such proposal, (ii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of such board, acting in good faith (based upon written advice from its financial advisors and/or outside legal counsel), (iii) which is offered or made available to all shareholders and involves an offer to acquire or an acquisition of all of the shares or all or substantially all of the assets of the Corporation or of Comamtech (as the case may be), and (iv) that such board determines in good faith (based upon advice from its financial advisors and/or outside legal counsel) would, if consummated in accordance with its terms, result in a more favourable transaction to the shareholders, solely in their capacity as shareholders, from a financial point of view than the Arrangement and other transactions contemplated herein;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” means all returns, reports, declarations, elections statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Governmental Entity;

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings on amounts paid to or by the relevant person, (iii) all employment insurance premiums and Canada, Quebec and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of Law;

“Termination Fee” has the meaning ascribed thereto in Section 7.3.1;

“third party” means any person other than the Corporation, Comamtech or MergerCo;

“US GAAP” means generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants, or any successor institute, consistently applied and applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.

1.3	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge of the Corporation” or to any similar expression, it shall be deemed to refer to the knowledge of the knowledge of the Chief Executive Officer or of the Chief Financial Officer of the Corporation, after reasonable internal investigation of the Corporation’s officers, directors, employees and records, and to the extent that such persons do not possess sufficient knowledge of the facts or matters relating to any such representation or warranty, such persons have obtained and/or confirmed the truth of the same through inquiries of other officers, directors or employees of the Corporation or of the other members of its Consolidated Group who, having regard to their positions, job descriptions and responsibilities, should reasonably be expected to have knowledge and information relevant to the representation and warranty in question.

1.4	Number and Gender

In this Agreement, words importing the singular number include the plural and vice versa, and words importing any gender include both genders.

1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.7	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of United States and “$” refers to US dollars.

1.8	Schedules

The following Schedules are attached to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A – Special Resolution of the Shareholders
Schedule B – Special Resolution of the Shareholders – Continuance
Schedule C – Plan of Arrangement

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.  It is agreed that the Arrangement shall consist of the amalgamation of the Corporation with MergerCo which results in an amalgamated corporation subject to the OBCA as set forth in the Plan of Arrangement (the “Amalgamation”).

2.2	Press Release Announcing the Arrangement

Subject to compliance with applicable Laws, immediately upon the execution of this Agreement, each Party shall issue a press release announcing the entering into of this Agreement, which press release will be satisfactory in form and substance to the Parties, acting reasonably. The Parties will file such press releases, together with a material change report (or equivalent document) in prescribed form, with other applicable securities regulatory authorities.

2.3	Implementation Steps by Comamtech and MergerCo

Comamtech shall:

2.3.1 subject to the terms of this Agreement, as soon as reasonably practicable following the execution of this Agreement, but in any event within 35 Business Days thereof, apply in a manner reasonably acceptable to the Corporation under Section 182 of the OBCA for the Interim Order;

2.3.2 subject to the terms of this Agreement, including, for greater certainty, the provisions of Section 2.7, and in accordance with the Interim Order, as soon as reasonably practicable following the date of the Interim Order, convene and hold the Meeting for the purpose of considering the Arrangement Resolution and the Comamtech Continuance Resolution;

2.3.3 not cancel, adjourn or postpone the Meeting without the Corporation’s prior written consent, not to be unreasonably withheld, delayed or conditioned;

2.3.4 subject to compliance by the directors of Comamtech with their fiduciary duties, use commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution;

2.3.5 subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

2.3.6 in accordance with the provisions of Section 2.6, file the Articles of Arrangement  and the Articles of Amalgamation with the Director and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement and the

Amalgamation and forthwith diligently complete the transactions contemplated by the Arrangement.

2.4	Implementation Steps by the Corporation

The Corporation shall, subject to compliance by the directors of the Corporation with their fiduciary duties, use commercially reasonable efforts to solicit from the Corporation Shareholders consents in favour of the amalgamation with MergerCo;

2.5	Interim Order

The notice of motion for the application referred to in Section 2.3.1 shall request that the Interim Order provide:

2.5.1 that the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting shall be the Shareholders and for the manner in which such notice is to be provided;

2.5.2 that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders, present in person or represented by proxy at the Meeting (the “Required Vote”);

2.5.3 that the terms, restrictions and conditions of the by-laws and articles of Comamtech, including quorum requirements and all other matters, shall apply in respect of the Meeting;

2.5.4 for the grant of the Dissent Rights; and

2.5.5 for the notice requirements with respect to the presentation of the application to the Court for the Final Order required to implement the Plan of Arrangement.

2.6	Articles of Arrangement Articles of Amalgamation; Closing

The Articles of Arrangement and the Articles of Amalgamation shall, with such other matters as are necessary to effect the Arrangement and all as subject to the provisions of the Plan of Arrangement, implement the Plan of Arrangement. On the second Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in Article 6, unless another date is agreed to in writing by Comamtech and the Corporation (the “Closing Date”), the Articles of Arrangement and the Articles of Amalgamation shall be filed with the Director. The Arrangement and the Amalgamation will, from and after the Effective Time, have all of the effects provided therein and by applicable Laws, including the OBCA. The closing of the transactions contemplated by the Arrangement and the Amalgamation will take place at the Montreal offices of Fasken Martineau DuMoulin LLP on the Closing Date.

2.7	Circular

Subject to compliance with Section 2.8, as promptly as reasonably practicable after the execution and delivery of this Agreement, but in any event within 20 Business Days thereof, Comamtech shall have prepared the Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Meeting required to be filed or prepared by Comamtech, and, subject to Section 2.8.2, as promptly as is reasonably practicable after the execution and delivery of this Agreement, but in any event within 37 Business Days thereof, Comamtech shall, unless otherwise agreed by the Parties, cause the Circular and other documentation required in connection with the Meeting to be sent to the Shareholders and filed as required by the Interim Order and applicable Laws. The Circular shall include the unanimous recommendation of the Board that the Shareholders vote in favour of the Arrangement Resolution and the Comamtech Continuance Resolution unless such recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement, and will include a copy of the Fairness Opinion.

2.8	Preparation of Filings

2.8.1 The Parties shall co-operate with each other, and permit each other to provide comments to the extent reasonably practicable, in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the Parties to be necessary to discharge its obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter, including, for greater certainty, in the preparation, filing and mailing of the Circular.

2.8.2 Comamtech shall provide the Corporation and its representatives with a reasonable opportunity to review and comment on the Circular, including by providing on a timely basis a description of any information required to be supplied by the Corporation for inclusion in the Circular, prior to its mailing to the Shareholders and filing in accordance with the Interim Order and applicable Laws, and will accept the reasonable comments of the Corporation and its legal counsel with respect to the Circular. Except as provided in the immediately preceding sentence, the Corporation acknowledges that whether or not such comments are appropriate or any revisions will be made as a result thereof to the Circular will be determined solely by Comamtech, acting reasonably.

2.8.3 The Corporation shall provide Comamtech with any information for inclusion in the Circular which may be required under applicable Law or which is reasonably requested by Comamtech, including all required financial statements in order for Comamtech to comply with the Securities Act;

2.8.4 Comamtech shall ensure that the Circular (other than disclosure relating to and provided by the Corporation) complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Corporation).

2.8.5 The Corporation shall ensure that the information provided by it and included in the Circular will, at the time of the mailing, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein, not misleading in light of the circumstances under which they are made.

2.8.6 Each of the Parties shall promptly notify the other if, at any time before the Effective Time, it becomes aware that the Circular, an application for a Regulatory Approval, any of the Corporation Public Documents, or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws made or obtained in connection with the transactions contemplated by this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or of information that otherwise requires an amendment or supplement to the Circular, such application, documents, registration statement, circular or filing, and the Parties shall co-operate in the preparation of such amendment or supplement as required, including the distribution and filing of such amendment or supplement by the Corporation.

2.8.7 Comamtech will promptly inform the Corporation of any requests or comments made by the OSC or any other securities commission or stock exchange in connection with the Circular. Each of the Parties will use its respective commercially reasonable efforts to resolve all requests or comments made by the OSC or any other securities commission or stock exchange with respect to the Circular and any other required filings under applicable Laws as promptly as practicable after receipt thereof.

2.8.8 Comamtech will furnish promptly to the Corporation a copy of each notice, report, schedule or other document delivered, filed or received by Comamtech in connection with:

(a) the Arrangement;

(b) the Amalgamation;

(c) the Meeting;

(d) any filings under applicable Laws in connection with the transactions contemplated hereby; and

(e) any dealings with Governmental Entities in connection with the transactions contemplated hereby.

2.8.9 Comamtech will advise the Corporation as the Corporation may reasonably request, and on a daily basis on each of the last ten Business Days prior to the Meeting, as to the aggregate tally of the proxies received by Comamtech in respect of the Arrangement Resolution and any other matters to be considered at the Meeting.

2.8.10 Comamtech will promptly advise the Corporation of any written notice of Dissent Rights exercised or purported to have been exercised by any Shareholder received by Comamtech in relation to the Meeting and the Arrangement Resolution and any withdrawal of Dissent Rights received by Comamtech and, subject to applicable Laws, any written communications sent by or on behalf of Comamtech to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.

2.8.11 Comamtech will give notice to the Corporation of the Meeting and allow the Corporation’s representatives and legal counsel to attend the Meeting.

2.9	Court Proceedings

Comamtech will provide Corporation and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Corporation for inclusion in such material, prior to the service and filing of that material, and will accept the reasonable comments of the Corporation and its legal counsel with respect to such material. Comamtech will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Comamtech will not object to legal counsel to the Corporation making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Comamtech is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements that it contemplates and the Plan of Arrangement. Comamtech will also provide legal counsel to the Corporation on a timely basis with copies of any notice of appearance and evidence served on Comamtech or its legal counsel in respect of the application for the Final Order or any appeal therefrom. Subject to applicable Laws, Comamtech will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Corporation’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, that nothing herein shall require Comamtech to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Comamtech’s obligations set forth in any such filed or served materials or under this Agreement.

2.10	Exchange and Cancellation of Shares and Preferred Shares

Upon the Amalgamation on the Effective Date:

2.10.1 The 33,230,417 Corporation Common Shares outstanding immediately prior to the Effective Date shall be exchanged for 4,153,802 fully paid and non-assessable Comamtech Shares.  No fractional Comamtech Shares will be issued in connection with the Amalgamation;

2.10.2 The 975 Corporation Preferred Shares outstanding immediately prior to the Effective Date shall be exchanged for 243,750 fully paid and non-assessable Comamtech

Convertible Preferred Shares exchangeable into 243,750 Comamtech Shares.  No fractional Comamtech Convertible Preferred Shares will be issued in connection with the Amalgamation;

2.10.3 Each common share of MergerCo outstanding immediately prior to the Effective Date shall be converted into one fully paid and non-assessable common share in the share capital of the Amalgamated Corporation.

2.11	Public Communications

The Parties agree to co-operate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement or to the shareholders of the Corporation, and no Party shall issue any press release or otherwise make public statements or any nature whatsoever with respect to the Arrangement or this Agreement, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and Comamtech shall not make any filing with any Governmental Entity with respect to the Arrangement without prior consultation with the Corporation, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and provided further, that, except as otherwise required by Article 7, the Comamtech shall have no obligation to consult with the Corporation prior to any disclosure by Comamtech with regard to an Acquisition Proposal.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CORPORATION

3.1	Representations and Warranties

The Corporation represents and warrants to and in favour of Comamtech, as of the date hereof, and acknowledges that Comamtech is relying upon such representations and warranties in connection with the entering into of this Agreement, as follows:

3.1.1 Corporation Board Approval. The Corporation Board, after consultation with its financial and legal advisors, has determined unanimously that the Amalgamation is fair to the shareholders and is in the best interests of the Corporation and has resolved unanimously to recommend to the Corporation Shareholders that they vote their Shares in favour of the Amalgamation. The Corporation Board has unanimously approved the Amalgamation and the execution and performance of this Agreement.

3.1.2 Status, Constating Documents and Licences.  The Corporation is a corporation duly incorporated and organized and validly subsisting in all respects under the laws of the Delaware, and each of the other members of the Consolidated Group is a corporation incorporated or constituted and validly subsisting under the laws of its jurisdiction of constitution. Each member of the Consolidated Group has all necessary corporate power to own its properties and to carry on its business, as currently conducted by it.

3.1.3 Authorization and Compliance with Constating Documents, Agreements and Laws.  The Corporation has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Other than as set forth in Schedule 3.1.3 of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Corporation and the completion of the transactions contemplated hereby do not:

(a) result in the breach of or violate any term or provision of the articles, by laws or other constating documents of any member of its Consolidated Group;

(b) result in the creation of any Encumbrance upon any of the assets of any member of its Consolidated Group which would have a Corporation Material Adverse Effect; and

(c) require any consent, approval or notice under, conflict with, result in a material breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or accelerate or permit the acceleration of the performance required by, or result in granting to a third party a right to increase fees or other payments by any member of the Consolidated Group or a right to reduce any payments that would otherwise become payable to any member of its Consolidated Group, or result in granting to a third party a right of first refusal, first opportunity, or other right or option in respect of the assets of any member of its Consolidated Group, or result in a right of termination, cancellation or acceleration under, or cause any obligation or indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed upon any member of the Consolidated Group pursuant to, any material agreement, indenture, instrument or other obligation to which any member of the Consolidated Group is a party or by which any of them is bound or to which any of their respective property is subject and has the corporate power and authority to amalgamate with MergerCo as set forth herein and the Plan of Arrangement; or

(d) violate any term or provision of any order of any court or Governmental Entity or any licenses, registrations or qualifications of any member of its Consolidated Group or any applicable Law.

3.1.4 Securities Laws Matters.  The Corporation has filed all of the Corporation’s Public Documents which have complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.1.5 No Other Purchase Agreements.  No member of the Consolidated Group of the Corporation is a party to any agreements of any nature for the purchase or other acquisition of any of its undertaking, property or assets, other than in the Ordinary Course of Business in accordance with past practise or in connection with a Post-Arrangement Transaction Proposal.

3.1.6 Shareholder Rights Plan.  The Corporation does not maintain a shareholder rights plan.

3.1.7 Compliance with Laws.  Each member of the Consolidated Group of the Corporation has conducted and is conducting its business in compliance in all material respects with all applicable Laws in each jurisdiction in which it carries on business.

3.1.8 Approvals and Consents. Schedule 3.1.8 of the Disclosure Letter sets out all Regulatory Approvals.

3.1.9 No Broker, etc.  No finder, broker, agent or other intermediary has acted for or on behalf of any member of the Consolidated Group of the Corporation in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by any member of the Consolidated Group of the Corporation to any such person in connection with such transactions.

3.1.10 Enforceability of Obligations.  This Agreement has been duly authorized, executed and delivered by the Corporation and all documents to be executed and delivered by the Corporation pursuant hereto shall be duly executed and delivered.

3.1.11 No Claims, etc.  There are no claims, investigations or other proceedings, including appeals and applications for review, in progress or pending or, to the knowledge of the Corporation, threatened against or relating to any member of the Consolidated Group of the Corporation, before any Governmental Entity, which, if determined adversely to any member of the Consolidated Group of the Corporation, would:

(a) prevent the Corporation from completing the transactions contemplated hereunder; or

(b) delay, restrict or prevent the Corporation from fulfilling any of its obligations set out in or arising from this Agreement,

and the Corporation does not have any knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

3.1.12 Options; No Agreements.

(a) Except as set forth in Schedule 3.1.13 and except for the rights of holders of options to subscribe to Shares issued under the Corporation’s stock option plans and the rights of Comamtech contained in this Agreement, no Person has any contract, or any option, call, right, commitment, understanding or arrangement capable of becoming a contract, for the purchase, transfer or sale of any of the Shares or any right, title, benefit or interest therein or thereto and, upon the completion of the deliveries required to be made at or before the Closing Date pursuant to this Agreement, all of the Shares will have been sold, transferred and delivered to Comamtech free and clear of all Encumbrances.

(b) Except for the rights of holders of options to subscribe to Shares issued under the Corporation’s stock option plans, no Person has any right of first refusal, pre-emptive right, subscription right or similar right with respect to the Shares.

3.1.13 Authority.  The Corporation has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized and approved by all necessary corporate action of the Corporation. The execution, delivery and performance of this Agreement by the Corporation, and the completion of the transactions contemplated hereby, do not and will not:

(a) result in the breach of or violate any term or provision of the Organisational Documents of the Corporation;

(b) result in the creation of any Encumbrance on any of the Shares or upon any of the Assets;

(c) require any consent, approval or notice under, conflict with, result in a material breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or accelerate or permit the acceleration of the performance required by, or result in granting to a third party of a right to increase fees or other payments by the Corporation under, or a right to reduce any payments that would otherwise become payable to the Corporation under, or result in granting to a third party of a right of first refusal, first opportunity, or other right or option in respect of any of the Assets, or result in a right of termination, cancellation or acceleration under, or cause any obligation or indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed upon the Corporation pursuant to, any Contract; or

(d) violate any term or provision of any Order or any applicable Law, except where such violation would not result in a Corporation Material Adverse Change.

3.1.14 Binding Nature.  This Agreement has been duly executed and delivered by the Corporation and is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.1.15 Consents.  There are no consents, authorizations, approvals, waivers, releases, Permits or the like from, or filings with or notices to, any Governmental Entity, or any other Person with whom the Corporation has entered into a Contract, that are required in connection with the execution, delivery or performance of this Agreement.

3.1.16 Insolvency.  No order has been made or petition presented or resolution passed for the winding up of the Corporation nor has any distress execution or other process been levied against the Corporation or action taken to repossess goods in the possession of the Corporation. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Corporation or its business. The Corporation has made or proposed any arrangement, reorganisation or compromise with its creditors or any class of its creditors. The Corporation has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another Person or which gives or may give rise to a right of compensation or other payment in favour of another Person under the provisions of any bankruptcy or equivalent legislation in Canada or the United States.

3.1.17 Organization.  The Corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with the full corporate power to own all of its assets and to carry on its business as currently conducted, and has made all necessary filings under all Laws to which it is subject. A copy of the Organizational Documents of the Corporation is attached hereto as Schedule 3.1.17.

3.1.18 Capitalization

(a) Schedule 3.1.18(a) contains a complete description of the issued and authorized capital of the Corporation as at the Closing Date;

(b) The Shares have been validly issued and are outstanding as fully paid and non assessable; and

(c) There are no unpaid or outstanding dividends in respect of the Shares.

3.1.19 Commitments on Securities.  Except as set forth in Schedule 3.1.13 and other than pursuant to the Arrangement or pursuant to options granted under the Corporation’s stock option plans, there is no Option, contract or any other right of another binding upon or which at any time in the future may become binding upon the Corporation to:

(a) allot or issue any of its unissued shares or to create any additional class of its shares;

(b) purchase, redeem or otherwise acquire any shares in its capital or any interests therein; or

(c) pay any dividend or make any distribution in respect thereof.

3.1.20 Subsidiaries and Affiliates.  Except as set forth in Schedule 3.1.13, the Corporation (i) does not have any subsidiaries or affiliates, (ii) does not own, directly or indirectly, nor has it agreed to acquire, directly or indirectly, any of the outstanding shares or securities convertible into shares or other equity interest or investment of any kind (including by way of loan) of any other corporation, partnership, joint venture, limited liability corporation or other business enterprise and (iii) is not a party to any partnership, joint venture or other agreement of a similar nature.

3.1.21 Financial

(a) The Corporation Financial Statements:

(i) are in accordance with the books and accounts of the Corporation as at and for the years or the period reflected therein;

(ii) present fairly, in all material respects, the financial position of the Corporation as at and for the years or period reflected therein; and

(iii) present fairly, in all material respects, all of the Assets and all of the liabilities of the Corporation, including all contingent liabilities of the Corporation.

(b) The Corporation Financial Statements have been prepared in accordance with US GAAP.

(c) Other than pursuant to the transactions contemplated by the Arrangement there has been no change in the financial condition or results of operations of the Corporation since June 30, 2010 which has or is reasonably likely to have a Corporation Material Adverse Effect.

(d) The accounts receivable and work in process of the Corporation reflected in the Corporation Financial Statements are valid and genuine and have arisen solely out of bona fide sales and delivery of goods, performance of services, and other business transactions, including contract billings in the Ordinary Course of Business.

(e) The Corporation prepares and keeps books and records reflecting its assets, liabilities and financial transactions which are accurate in all material respects and maintains internal accounting controls that provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Corporation Financial Statements and to maintain accountability for the assets of the Corporation.

3.1.22 Intellectual Property

(a) Schedule 3.1.22(a) sets forth a complete and accurate description of the Corporation IP that is necessary for the Corporation to carry on the business of the Corporation as such business has been and is currently being carried on, including the Software, and, when applicable, specifies the jurisdictions in which such Corporation IP has been registered or in which an application for such registration has been filed, the dates of such applications and registrations, the respective registration or application numbers and the names of all registered owners. The Corporation IP described in Schedule 3.1.22(a) as well as the Licensed Technology listed in Schedule 3.1.25(a) constitute all of the Intellectual Property necessary for the proper carrying on of the Business. The Corporation is the sole and exclusive owner of the Corporation IP. The Corporation IP is held by the Corporation free and clear of any and all Encumbrances.

(b) No director, shareholder, employee, consultant or independent contractor of the Corporation or any other Person holds, without an obligation to assign, whether directly or indirectly, any right whatsoever in any Corporation IP.

(c) All Persons having participated in any way in the creation or development of the Corporation, including all current and former employees, consultants and independent contractors of the Corporation, have executed an IP assignment agreement; such assignments are valid and sufficient to vest all rights, titles and interests (including the right to seek past and future damages with respect thereto) in the Corporation IP with the Corporation and the Corporation has recorded each such or similar assignment with the relevant Governmental Entity in accordance with all applicable Laws to the extent the recordation is necessary to maintain the Corporation IP in good standing.

(d) Except as set forth in Schedule 3.1.22(d), the Corporation has the exclusive right to use, license or otherwise exploit all the Corporation IP and the Corporation has not conveyed, assigned or licensed to any Person any of its rights in or to the Corporation IP. All of the Corporation’s rights in the Corporation IP are fully transferable and there are no restrictions on the ability of the Corporation to use or otherwise exploit its rights in the Corporation IP.

(e) To the Knowledge of the Corporation IP does not infringe upon or violate any Intellectual Property of any third party. There does not exist any pending or, to the Knowledge of the Corporation, threatened, suit, proceeding, claim, demand, action or investigation of any nature or kind against or by the Corporation relating to the Corporation IP, or claim of adverse ownership, invalidity or other opposition to or conflict with regard to any of the Corporation IP and the Corporation is not aware of any fact that could give rise to any such suit, proceeding, claim, notice, demand, action or investigation.

(f) To the Knowledge of the Corporation, no Person is infringing or otherwise violating any of the Corporation IP and the Corporation has not taken any action towards any Person with respect of any such infringement or violation.

(g) No Governmental Entity has provided any funding to the Corporation that would give such Governmental Entity any right, title or interest in or to the Corporation IP and no university, academic institution or similar type of entity nor any of their employees has any right, title or interest in or to the Corporation IP.

(h) Except as set forth in Schedule 3.1.22(h), no registered Corporation IP and no Corporation IP for which an application for registration has been filed has expired, been cancelled, been expunged or elapsed for failure to be renewed or maintained and no maintenance fees or similar annuity payments have been missed in each of the jurisdictions requiring such payments; provided, however, that no item set forth in Schedule 3.1.22(h) shall, either alone or when taken together with any other item set forth in such schedule, result in or could reasonably be expected to result in, a Corporation Material Adverse Effect.

(i) The Corporation is not a party to any non competition covenant with respect to its use of the Corporation IP or its ability to grant rights therein.

(j) The Corporation has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of the Corporation IP.

3.1.23 Software

(a) Except as set forth in Schedule 3.1.23(a), the Software was written only by the individuals (the “Developers”) listed in Schedule 3.1.23(b), other than minor components of the Software which, in the aggregate, do not comprise more than 5% of the source code of the current version of any individual Software program; provided, however, that no item set forth in Schedule 3.1.23(a) shall, either alone or when taken together with any other item set forth in such schedule, result in or could reasonably be expected to result in, a Corporation Material Adverse Effect.

(b) Except as set forth in Schedule 3.1.23(b) and except for any source code within, or on, computers used by employees of the Corporation, the source code for the Software has not been made available by the Corporation to any Person and the Corporation has not agreed to or undertaken to or in any other way promised to provide such source code to any Person; provided, however, that no item set forth in Schedule 3.1.23(b) shall, either alone or when taken together with any other item set forth in such schedule, result in or could reasonably be expected to result in, a Corporation Material Adverse Effect.

(c) Neither the transactions contemplated by this Agreement nor those contemplated by the Arrangement Agreement will entitle any customer to obtain a copy of the source code for the Software, nor will it result in any third party being granted any right with respect to the Software.

(d) The Software correctly processes date information.

(e) Schedule 3.1.23(e) accurately describes the current development plans for the Software (including major activities, schedules, resources and milestones for the development of the Software). Such current development plans do not contemplate any major upgrades or new releases within nine months following the Effective Time.

(f) To the Knowledge of the Corporation, the Software is free of all viruses, worms, Trojan horses or any other malicious or disabling code and does not contain any bugs, errors or problems of a material nature that would have an adverse impact on or disrupt the operation of the Software or any other aspect of the Business.

(g) Except as set forth in Schedule 3.1.23(g), there are no distributors, joint venturers, partners, sales agents, representatives or any other Persons, including VARs, OEMs or resellers, who have rights to market, distribute or license the Software. No entity that previously had rights to distribute the Software, has or had exclusive rights to do so in any geographic, product or customer market.

(h) The Software neither contains nor embodies nor uses nor requires any third party software programs, including development tools and utilities, other than the Licensed Technology and Mass Market Software.

(i) To the Knowledge of the Corporation, the Software does not require mandatory government, regulatory, technical and similar approvals in the jurisdictions where the Software is sold or may otherwise be required, in each case as at the Effective Time.

(j) The Software does not contain, and is not integrated or bundled with, Open Source Software.

3.1.24 Customer Licenses and Other Agreements

(a) Schedule 3.1.24(a) sets forth a list of each Contract between the Corporation End-user Customers for which the Corporation has received $100,000 or more on an annual basis (for the twelve months ending June 30, 2010).

(b) Except as set forth in Schedule 3.1.24(b), no maintenance agreement between the Corporation and End-user Customers for which the Corporation has received $100,000 or more on an annual basis (for the twelve months ending June 30, 2010) has a term greater than 12 months.

3.1.25 Licensed Technology

(a) Schedule 3.1.25(a) sets forth a list of all material third party software and any other technology and technical information licensed to the Corporation by third parties that is necessary to conduct the Corporation’s business in all material respects in the manner currently conducted, to the exclusion of any agreement concerning the provision to the Corporation by third parties of tangible products, equipment, hosting services or telecommunication services (the “Licensed Technology”).

(b) To the Knowledge of the Corporation, copies of all Contracts relating to the Licensed Technology that are necessary to conduct the Corporation’s business in all material respects in the manner currently conducted have been provided by the Corporation to Comamtech, except in respect of Mass Market Software.

(c) Except as set forth in Schedule 3.1.25(c), the Corporation has not been advised by one of its licensors that it is in breach of any licenses forming part of the Licensed Technology or has been in breach within the two years immediately preceding the Effective Date, and such licenses are in full force and effect.

(d) No software used in, incorporated into, integrated or bundled with any of the Software is licensed pursuant to an Open Source Software license, nor is any such software a derivative of software that includes Open Source Software code or is licensed pursuant to an Open Source Software license.

3.1.26 Accounts Receivable. Except as set forth in Schedule 3.1.26, the accounts receivable of the Corporation were created in the Ordinary Course of Business, are good and collectible within 120 days following the Effective Date and are not subject to any defence, counterclaim or set-off.

3.1.27 Absence of Liabilities. The Corporation has no liabilities, indebtedness or obligations of any nature whatsoever, whether contingent or otherwise (including (i) any liabilities, indebtedness or obligations of the Corporation for Taxes due, together with any penalties or interest, in connection with any period ending on or prior to the Closing Date, (ii) any balances of purchase price, purchase price adjustments, earn outs or any other consideration relating to the acquisition of assets, companies or businesses completed by the Corporation on or prior to the Closing Date and (iii) any Claims in respect of services provided by the Corporation on or prior to the Closing Date), except as reflected in the Corporation Financial Statements and for those incurred in the Ordinary Course of Business since June 30, 2010.

3.1.28 Prior Transactions. Except as provided for pursuant to this Agreement (or the Disclosure Letter, there are no outstanding obligations of the Corporation, or due to the

Corporation, in connection with any transaction concluded prior to the Closing Date involving the acquisition by the Corporation of the shares or assets of any company.

3.1.29 Taxes

(a) For purposes of this Section, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) The Corporation has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Corporation with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects.  The Corporation has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 3.1.29 hereto, the Corporation is not currently the beneficiary of any extensions of time within which to file any Returns. The Corporation have furnished and made available to Comamtech and MergerCo complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Corporation in the last three (3) years.

(c) The Corporation, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

(d) The Corporation has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Corporation.  The Corporation has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Corporation either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Corporation which has not been satisfied.  The Corporation is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority. Except as set forth on Schedule 3.1.29, since January 1, 2005, neither the Internal Revenue Service nor any state or local taxation authority has audited any income tax return of the Corporation.  The Corporation has not filed any requests for rulings with the Internal Revenue Service.  Except as provided to the Corporation’s accountants, no power of attorney has been granted by the Corporation or its affiliates with respect to any matter relating to Taxes of the Corporation.  There are no Encumbrances for Tax of any kind upon any property or assets of the Corporation, except for inchoate liens for Taxes not yet due and payable.

(f) Except for immaterial amounts which would not have a Corporation Material Adverse Effect, the Corporation has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Corporation Financial Statements in accordance with US GAAP, whether asserted or unasserted, contingent or otherwise.

(g) There is no contract, agreement, plan or arrangement to which the Corporation is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Corporation that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Corporation is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) The Corporation has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Corporation.

(i) The Corporation is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(j) None of the Corporation’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

3.1.30 Absence of Changes. Except as set forth in Schedule 3.1.29(a) and other than pursuant to the transactions contemplated by the Arrangement or as otherwise reflected in the Corporation Financial Statements:

(a) there has been no Corporation Material Adverse Change, whether arising as a result of any legislative or regulatory change, revocation of any Permit or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, force majeure, public force or otherwise, whether or not covered by insurance;

(b) the Corporation has carried on the Business in the Ordinary Course of Business and has not entered into any material transaction out of the Ordinary Course of Business or any transaction which could reasonably be expected to result in a Corporation Material Adverse Change;

(c) the Corporation has not incurred any new debts, nor has made any payments other than those made in the Ordinary Course of Business;

(d) the Corporation has not contracted any loan in excess of $100,000;

(e) the Corporation has not declared, set aside, or paid or undertaken to pay any dividends or made or undertaken to make any other distribution in respect of its share capital, or made or undertaken to make any direct or indirect redemption, purchase or other acquisition of its share capital for the benefit of any of its shareholders;

(f) except for capital expenditures made in the Ordinary Course of Business not exceeding $100,000 in the aggregate, the Corporation has not made or authorized any new capital expenditures;

(g) the Corporation has not made any change or incurred any obligation to make a change in its Organizational Documents or authorized or issued Shares or any other of its securities;

(h) there has been no change in the accounting methods or tax practices or elections used by the Corporation or its accountants;

(i) except as set forth in Schedule 3.1.30(i), the Corporation has not made nor agreed to make any purchase, sale or disposition of any asset or property other than in the Ordinary Course of Business, nor has it subjected its assets to Encumbrances of any kind;

(j) neither the Corporation nor any other Person has accelerated, terminated, modified, or cancelled any Contract (or series of related Contracts) which is material to the carrying on of the Business or involving more than $10,000;

(k) the Corporation has not prepaid any loans from its shareholders, officers or directors or made any change in its borrowing arrangements;

(l) the Corporation has not disposed or agreed to dispose of any capital assets or made or agreed to make any capital investment that is out of the Ordinary Course of Business;

(m) the Corporation has not committed to any of the foregoing; and

(n) no customer or supplier of the Corporation has indicated that it intends to decrease its business with the Corporation and, to the Knowledge of the Corporation, no customer or supplier intends to change its relationship with the Corporation, in a manner that would result in a Corporation Material Adverse Change, including following completion of the transactions contemplated in this Agreement.

3.1.31 Conduct of Business

(a) The Corporation is duly licensed or qualified to conduct the Business and is in good standing in each of the jurisdictions wherein it conducts the Business. Schedule 3.1.31(a)

sets forth each location where the Corporation (i) has a place of business and (ii) owns or leases property.

(b) The Corporation is conducting the Business in compliance in all material respects with all applicable Laws, is not in breach in any material respect of any such applicable Laws and duly possesses all Permits to enable the Business to be carried on as now conducted and the Assets to be owned, leased or operated, as the case may be, and all such Permits are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a Corporation Material Adverse Effect or which may adversely change or terminate such Permit by virtue of the completion of the transactions contemplated in this Agreement.

(c) There are no outstanding Orders, notices of infraction (written or oral) or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other Governmental Entity, and there are no matters under discussion between the Corporation and any such Governmental Entities relating to Orders, notices of infraction (written or oral) or similar requirements.

3.1.32 Assets

(a) Except as set forth in Schedule 3.1.32(a), the Corporation has legal and beneficial ownership and has good and marketable title, free and clear of any Encumbrances, to all of the Assets on its books and reflected in the Corporation Financial Statements or acquired in the Ordinary Course of Business since June 30, 2010 which would have been required to be reflected on such Corporation Financial Statements if acquired prior to June 30, 2010, other than Assets disposed of by the Corporation (i) in the Ordinary Course of Business or (ii) pursuant to the Arrangement

(b) The assets owned by the Corporation at the Effective Time include all assets and property necessary to enable the Corporation to carry on its business after the Effective Time substantially in the same manner as it was conducted prior to the Effective Time.

(c) Other than pursuant to the transactions contemplated by the Arrangement there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation of its Business or any of the Assets, other than in the Ordinary Course of Business.

(d) All equipment owned or used by the Corporation has been properly maintained and is in good working order for the purposes of ongoing operation or use in the Ordinary Course of Business, subject to ordinary wear and tear for equipment of comparable age.

3.1.33 Real Property and Leased Premises

(a) The Corporation does not own any immovable or real property.

(b) Other than its interest as a tenant in respect of the premises leased by the Corporation pursuant to the leases set forth in Schedule 3.1.33(b), copies of which have been provided to Comamtech (the “Leases”), and located where indicated in Schedule 3.1.33(b)

(collectively, the “Leased Premises”), the Corporation does not hold any interest in real property.

(c) There are no other agreements, including any security agreements, which have been entered into in relation to the Leased Premises.

(d) The Corporation has received all approvals of Governmental Entities (including Permits) required in connection with the operation of the Leased Premises pursuant to applicable Laws and, since June 30, 2010, the Leased Premises have been operated and maintained in accordance with applicable Laws.

3.1.34 Contracts, Agreements and Commitments

(a) Schedule 3.1.34(a) sets forth a complete and accurate list of all material written and oral contracts, agreements and commitments (including undertakings or commitments to any Governmental Entity) pursuant to which the Corporation is currently bound to perform, or is otherwise subject to, obligations of any nature whatsoever, including all: (i) contracts with customers, (ii) contracts with suppliers or manufacturers for products sold by the Corporation in the Ordinary Course of Business, (iii) leases as lessor or lessee, (iv) advertising or public relations contracts, (v) conditional sales contracts, security agreements, pledge agreements, trust receipts or any other agreements or arrangements whereby any of the Corporation’s property is subject to any Encumbrance, (vi) hypothecs, mortgages, indentures, notes or other instruments for or relating to any borrowing of money or the extension of credit or the deferred purchase of property, (vii) guarantees of any obligations for the borrowing of money or otherwise, or any other agreements of guarantee or obligations for the borrowing of money or otherwise, or any other agreements of guarantee or indemnification (other than endorsements made for collection in the Ordinary Course of Business), (viii) agreements or arrangements for the purchase or sale of any assets other than in the Ordinary Course of Business, (ix) licenses, (x) continuing contracts for future purchase of materials, supplies or equipment, (xi) agreements, contracts or commitments relating to the acquisition of assets, capital stock or ownership interests of any business enterprise, (xii) agreements, contracts or commitments with any officer, director or shareholder of the Corporation, and (xiii) contracts restricting the carrying on of business in any areas or in any way limiting competition (collectively, the “Contracts”).

(b) For the purposes of this Section 3.1.34(b), a Contract, whether written or oral, will be deemed to be material if such Contract (i) would, if breached by any party thereto, (A) have, or would reasonably be expected to have, a Corporation Material Adverse Effect, or (B) result in a cost or expense to the Corporation of $10,000 or more, (ii) has a value of $100,000 or more, or (iii) contains any non-competition or other restrictive covenant.

(c) A true, correct and complete copy of each of the Contracts has been provided to Comamtech. For all oral Contracts, Comamtech has been provided with a true, correct and complete description of the material terms and conditions of such Contracts.

(d) The execution of this Agreement, the consummation of the transactions contemplated herein and the performance by the Corporation of its obligations hereunder do not result in the breach or violation of, or conflict with, or allow any other Person to exercise any rights under, any of the Contracts.

(e) To the Knowledge of the Corporation, the Corporation is not a party to any material executory oral Contract.

(f) The Corporation is not in breach or default under any of the Contracts and, to the Knowledge of the Corporation, no other party is in breach or default under any of the Contracts.

(g) To the Knowledge of the Corporation, no event has occurred which, with notice or lapse of time or both, could constitute a breach or default under any of the Contracts or could accelerate any obligation or create any Encumbrance under any of the Contracts.

(h) The Corporation has not assigned any interest in the Contracts.

(i) The Corporation has not received notice of the intention of any customer to terminate any Contract between the customer and the Corporation, prior to the end of its stated term in a manner that would result in a Corporation Material Adverse Change.

(j) No Claim has been asserted or, to the Knowledge of the Corporation, exists that is adverse to the rights of the Corporation under any of the Contracts.

3.1.35 Warranty

(a) No product (including Software) or service sold or delivered by the Corporation is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and those applicable by virtue of applicable Laws (including quality assurance under services contracts).

(b) The Corporation has not received notice of the intention of any customer or any distributor to make any warranty Claims in excess of current reserves provided therefore.

(c) There is no outstanding liability for claims made to the Corporation in respect of products (including Software) or services provided by the Corporation above historical levels or outside of the Ordinary Course of Business.

3.1.36 Non-Arm’s Length Transactions

Except as disclosed in the Corporation Financial Statements,

(a) the Corporation does not have any investments, loans or accounts receivable or payable, held by or owed to the Corporation; and

(b) there are no material transactions, Contracts or other agreements between the Corporation and any affiliate of the Corporation or any director, officer, shareholder or employee of the Corporation.

3.1.37 Employment Matters

(a) Schedule 3.1.37(a) contains a list of all employees of the Corporation as at the date immediately preceding the Closing Date (the “Employees”).

(b) The Corporation has provided to Comamtech all material details in respect of the following:

(i) each Employee’s current total compensation (including salary and bonus or incentive compensation entitlement and any other monetary compensation), as well as their total length of employment with the Corporation (including any prior employment that would affect calculation of years of service for any purpose, including statutory entitlements, contractual entitlements (express or implied), benefit entitlements, or pension entitlements);

(ii) the terms and conditions of each Contract between the Corporation and each Employee, whether such contracts are in writing or oral; and

(iii) the terms and conditions of each Contract between the Corporation and each independent contractor who is retained to provide services to the Corporation as at the date immediately preceding the Closing Date, whether such contracts are in writing or oral.

(c) No current or former director, officer, shareholder, employee or independent contractor of the Corporation is indebted to the Corporation.

(d) Schedule 3.1.37(d) contains a complete and accurate list of all benefit plans or agreements (whether oral or written, formal or informal, funded or unfunded) sponsored, maintained or contributed to or required to be contributed to by the Corporation for the benefit of any Employee, whether or not insured and whether or not subject to any Law, including (i) bonus, incentive, deferred compensation, share purchase, share appreciation and share option plans, (ii) medical and disability benefit plans, (iii) life or other insurance plans, (iv) dental plans, and (v) pension, retirement or supplemental retirement plans or agreements (including any defined benefit or defined contribution pension plans and any group registered retirement savings plans) (collectively, the “Benefit Plans”).

(e) Copies of all Benefit Plan descriptions provided by a third party carrier to the Corporation have been made available by the Corporation for, or are available for, review by Comamtech.

(f) The Corporation is in compliance with all applicable Laws, including those relating to employment standards, pay equity, termination of employment, discrimination and the payment of social security and other payroll-related Taxes, and has not received any written notice alleging failure to comply in any material respect with any such Laws. Without limiting the generality of the foregoing, the Corporation is in compliance with all Laws relating to occupational health and safety and workers’ compensation, and there are no outstanding Claims, charges, assessments, levies, penalties or Orders thereunder against the Corporation.

(g) No material disputes or proceedings are pending or, to the Knowledge of the Corporation, threatened against the Corporation in relation to the employment of any Employee or any former employee of the Corporation. There are no actual, pending or, to the Knowledge of the Corporation, threatened organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour-related disputes or proceedings pertaining to the Corporation, and there have not been any such activities or disputes or proceedings within the last year.

(h) Since June 30, 2010, except in the Ordinary Course of Business or as required by Law, there have been no increases or decreases in staffing levels of the Corporation and there have been no changes in the terms and conditions of employment of any of the Employees, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any officer, director, consultant, independent contractor or agent of the Corporation, and the Corporation has not agreed or otherwise become committed to change any of the foregoing since such date.

(i) The Corporation is not bound by or a party to any collective bargaining agreement.

(j) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i) holds bargaining rights with respect to any Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii) has applied to be certified as the bargaining agent of any of the Employees; or

(iii) has applied to have the Corporation declared a related employer or successor employer pursuant to applicable Laws.

3.1.38 Litigation. Except as set forth in Schedule 3.1.38, there are no actions, claims, complaints, investigations, arbitrations or other proceedings pending or, to the Knowledge of the Corporation, threatened against, with respect to, or affecting in any manner the Corporation or any of the Assets; provided, however, that no item set forth in Schedule 3.1.38 shall, either alone or when taken together with any other item set forth in such schedule, result in or could reasonably be expected to result in, a Corporation Material Adverse Effect.

3.1.39 Personal Information. The collection, use, disclosure and storage by the Corporation of personal information complies in all material respects with all privacy laws to the extent the Corporation is currently required to do so.

3.1.40 Compliance with Privacy Laws

(a) To the Knowledge of the Corporation, the Corporation is in compliance with applicable privacy laws and Contracts, if any, related to the protection of Personal Information as of the date hereof and has taken appropriate action to obtain such consents or provide such notices as may be required under such applicable privacy laws or Contracts, if any, to permit

Comamtech and its authorized employees, agents, counsel and accountants or other representatives such access to the Corporation, the books and records, data, information and documentation relating to the Corporation and to the Employees as Comamtech was given to evaluate the business transaction pursuant to this Agreement and to negotiate the terms of this Agreement.

(b) Disclosure or transfer to third parties by the Corporation on the Closing Date and transfer to Comamtech by the Corporation as part of Comamtech’s due diligence and as contemplated by this Agreement or any ancillary agreements of personal information complies with all applicable privacy laws. There are no restrictions on the use of personal information by the Corporation except as provided by applicable privacy laws.

(c) The Corporation does not have any privacy policies.

3.1.41 Insurance

(a) True and complete copies of all insurance policies maintained by the Corporation have been made available by the Corporation for, or are available for, review by Comamtech.

(b) Schedule 3.1.41(b) contains a list of all Claims made under the insurance policies maintained by the Corporation within the three consecutive years immediately prior to the Closing Date as well as a description of each such Claim.

(c) The Corporation is not in default with respect to payment of premiums on any insurance policy maintained by it and no event has occurred that, with notice or the lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under such policy.

3.1.42 Books and Records. The books and records of the Corporation, including the books of account, minute books, share certificate books and share ledgers, are complete and up-to-date, have been maintained in accordance with sound and prudent business practice and accurately reflect the conduct of the business of the Corporation. The Corporation has delivered to Comamtech true, correct and complete copies of all such books and records in its possession, including accurate and complete copies of any actions, whether taken at a meeting or by written consent, of its shareholders or board of directors or any committee of the board of directors. There have been no meetings or other proceedings of the shareholders or board of directors of the Corporation or any committee of the board of directors the Corporation that are not reflected in all material respects in such books and records. All such books and records are under the control of the Corporation.

3.1.43 Environmental Matters. The Corporation, its operations, activities, equipment and Leased Premises are and have at all times been in compliance with all applicable environmental laws. There are no Permits required under applicable environmental laws for the business of the Corporation or its operations and activities. There are not and there never have been any waste, effluents or air emissions generated by the operations or the activities of the Corporation or contaminants in any premises used by the Corporation in violation of applicable environmental laws. The Corporation has not received any written or oral notice of an infraction under environmental laws or any request for information or been involved in any proceedings in the context of any environmental investigation, inspection or litigation by or before any Governmental Entities.

3.1.44 Lenders. Schedule 3.1.44 contains a list of all existing instruments or agreements currently in force pursuant to which the Corporation has borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another Person. True, correct and complete copies of all such instruments and agreements have been provided to Comamtech.

3.1.45 Bank Accounts. Schedule 3.1.45 contains a list of each bank or other financial institution where the Corporation maintains an account or safe deposit box, the account or box number, as applicable, and the names of all Persons authorized to draw thereon or to have access thereto.

3.1.46 Powers of Attorney. No Person holds a general or special power of attorney from the Corporation.

3.1.47 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Corporation, or is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the transactions contemplated herein.

3.1.48 Outstanding Options and Warrants.  The exchange of the currently outstanding Options of the Corporation and of the outstanding Corporation Warrants into the equivalent Comamtech Options and Comamtech Warrants, as provided for in Section 7.7, shall not require any consent or approval by their respective holders.

3.1.49 Accuracy of Information and Full Disclosure

(a) No representation or warranty of the Corporation contained in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading.

(b) The Corporation has disclosed to Comamtech all events, conditions or facts related to the Corporation, including the Business and the Assets, which, to the Knowledge of the Corporation, materially affect the condition (financial or otherwise) of the Corporation, including its business and the Assets.

3.2	Disclosure Letter

3.2.1 Contemporaneously with the execution and delivery of this Agreement, the Corporation is delivering to Comamtech a disclosure letter (the “Disclosure Letter”) required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Corporation contained in this Agreement.

3.2.2 The information disclosed in any schedule to the Disclosure Letter will be disclosure only against the representation and warranty to which such schedule expressly relates.

3.3	Survival of Representations and Warranties

No investigation by or on behalf of Comamtech or any of its affiliates will mitigate, diminish or affect the representations or warranties made by the Corporation in this Agreement or any certificate delivered by the Corporation pursuant to this Agreement. Except for the representations and warranties contained in Section 3.1, neither the Corporation nor any other persons on behalf of the Corporation makes any express or implied representation or warranty with respect to the Corporation or with respect to any other information provided or otherwise made available to Comamtech in connection with the transactions contemplated hereby. The representations and warranties of the Corporation contained in this Agreement shall not survive the completion of the Arrangement and shall expire and terminate on the earlier of: (i) the Effective Time, and (ii) the date on which this Agreement is terminated in accordance with its terms. This Section 3.3 shall not limit any covenant or agreement of any member of the Consolidated Group which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMAMTECH

4.1	Representations and Warranties of Comamtech and MergerCo

Comamtech and MergerCo hereby jointly and severally represent and warrant to and in favour of the Corporation, as of the date hereof, and acknowledges that the Corporation is relying upon such representations and warranties in connection with the entering into of this Agreement, as follows:

4.1.1 Corporate Authority and Binding Obligation.  Each of Comamtech and MergerCo is a corporation duly incorporated and organized and validly subsisting in all respects under the laws of the Province of Ontario. Comamtech and MergerCo have all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Comamtech and MergerCo and all documents to be executed and delivered by Comamtech and MergerCo pursuant hereto shall be duly executed and delivered. Subject to the terms and conditions hereof, this Agreement is a legal, valid and binding obligation of Comamtech and MergerCo, enforceable against Comamtech and MergerCo in accordance with its terms, subject to: (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may be granted only in the discretion of a court. The Comamtech Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is fair to the shareholders of Comamtech and in its best interests and has resolved unanimously to recommend to its shareholders that they vote their shares in favour of the Arrangement, each of the Comamtech Board and the MergerCo Board has unanimously approved the Arrangement and the execution and performance of this Agreement. The Comamtech Board has received a Fairness Opinion.

4.1.2 Compliance with Constating Documents, Agreements and Laws.  The execution, delivery and performance of this Agreement by Comamtech and MergerCo, and the completion of the transactions contemplated hereby, will not result in the creation of any Encumbrance upon any of the assets of any member of its Consolidated Group which would have a Comamtech Material Adverse Effect or constitute or result in a violation or breach of or default under:

(a) any term or provision of any of the articles, by-laws or other constating documents of Comamtech and of MergerCo;

(b) the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which Comamtech is a party or by which it is bound; or

(c) any term or provision of any licences, registrations or qualifications of Comamtech and of MergerCo or any order of any court or Governmental Entity or any applicable Law.

4.1.3 No Claims, etc.  There are no claims, investigations or other proceedings, including appeals and applications for review, in progress or pending or, to the knowledge of Comamtech or MergerCo, threatened against or relating to Comamtech, before any Governmental Entity, which, if determined adversely to Comamtech, would:

(a) prevent Comamtech or MergerCo from completing the transactions contemplated hereunder; or

(b) delay, restrict or prevent Comamtech or MergerCo from fulfilling any of its obligations set out in or arising from this Agreement,

and Comamtech does not have any knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

4.1.4 Capitalization.  At the Effective Date, Comamtech shall have the issued and authorized capital as set forth in Schedule 4.1.4 hereto and at such date the shares of Comamtech shall have been issued and outstanding as fully paid and non-assessable shares.

4.1.5 Assets and Liabilities.  At the Effective Date, Comamtech shall have those Assets and Liabilities set forth in Schedule 4.1.5 hereto and the value of those Assets and Liabilities shall be stated in accordance with Canadian GAAP.  At the Effective Date, Comamtech shall have legal and beneficial ownership and has good and marketable title, free and clear of any Encumbrances, to all of the Assets on its books

4.1.6 Securities Laws Compliance.  All reports, registration statements, definitive proxy statements and other documents and all amendments thereto and supplements thereof required to be filed by Comamtech and MergerCo with the U.S. Securities and Exchange Commission shall, at the Closing Date, have been duly filed and effective; and subject to the issuance of the Interim Order and the Final Order, and the issuance of a determination of no action in response to the letters of Comamtech to the U.S. Securities and Exchange Commission, all exemptions upon which Comamtech and MergerCo are relying in respect of the prospective issuance of securities without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 3(a)(10) thereunder, and compliance with the Securities Exchange Act of 1934, as amended, in reliance upon the exemption from registration provided by Rule 12g-3 promulgated thereunder, shall respectively be of full force and effect.  Upon the closing of the Harris Transaction, Comamtech will be a reporting issuer in Ontario and not in default under Canadian Securities laws.

4.1.7 No Other Purchase Agreements.  Other than the Harris Transaction, neither Comamtech or MergerCo is a party to any agreements of any nature for the purchase or other acquisition of any of its undertaking, property or assets, other than in the Ordinary Course of Business in accordance with past practise or in connection with a Post-Arrangement Transaction Proposal.

4.1.8 Approvals and Consents. Schedule 3.1.8 of the Disclosure Letter sets out all Regulatory Approvals.

4.1.9 No Broker, etc.  Except as set forth on Schedule 4.1.9, no finder, broker, agent or other intermediary has acted for or on behalf of Comamtech or MergerCo in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by any member of the Comamtech or MergerCo to any such person in connection with such transactions.

4.1.10 Organization. Comamtech and MergerCo are duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with the full corporate power to own all of its assets and to carry on its business as currently conducted, and has made all necessary filings under all Laws to which it is subject.

4.1.11 Commitments on Securities. Except as set forth in Schedule 4.1.11  and other than pursuant to the Arrangement and other than with respect to broker’s finder’s fee set forth in Schedule 4.1.9, there is no Option, contract or any other right of another binding upon or which at any time in the future may become binding upon the Comamtech or MergerCo to:

(a) allot or issue any of its unissued shares or to create any additional class of its shares;

(b) purchase, redeem or otherwise acquire any shares in its capital or any interests therein; or

(c) pay any dividend or make any distribution in respect thereof.

4.1.12 Subsidiaries and Affiliates. Except as set forth in Schedule 4.1.12, Comamtech and MergerCo (i) do not have any Subsidiaries or Affiliates, (ii) do not own, directly or indirectly, nor has it agreed to acquire, directly or indirectly, any of the outstanding shares or securities convertible into shares or other equity interest or investment of any kind (including by way of loan) of any other corporation, partnership, joint venture, limited liability corporation or other business enterprise and (iii) are not a party to any partnership, joint venture or other agreement of a similar nature.

4.1.13 Accounts Receivable. Except as set forth in Schedule 4.1.13 and at the Closing Date, all receivables of Comamtech shall be good and collectible and shall not subject to any defence, counterclaim or set-off.

4.1.14 Absence of Liabilities. Comamtech and MergerCo have no liabilities, indebtedness or obligations of any nature whatsoever, whether contingent or otherwise.

4.1.15 Prior Transactions. Except as provided for the Harris Transaction pursuant to the Arrangement Agreement, there are no outstanding obligations of Comamtech or MergerCo in connection with any transaction concluded prior to the Closing Date involving the acquisition by Comamtech or MergerCo of the shares or assets of any company.

4.1.16 Contracts, Agreements and Commitments

(a) Schedule 4.1.16 sets forth a complete and accurate list of all material written and oral contracts, agreements and commitments (including undertakings or commitments to any Governmental Entity) pursuant to which Comamtech and MergerCo will be bound to perform at the Closing Date, or is otherwise subject to, obligations of any nature whatsoever.

4.1.17 Non-Arm’s Length Transactions

(a) Except as set forth in Schedule 4.1.17, there are no material transactions, Contracts or other agreements between Comamtech and MergerCo and any affiliate of Comamtech and MergerCo or any director, officer, shareholder or employee of Comamtech and MergerCo.

4.1.18 Employment Matters

(i) Schedule 4.1.18 contains a list of all employees of Comamtech and MergerCo as at the Closing Date.

4.1.19 Litigation.  Except as set forth in Schedule 4.1.19, there are no actions, claims, complaints, investigations, arbitrations or other proceedings pending or, to the best of the knowledge of Comamtech or MergerCo, threatened against, with respect to, or affecting in any manner the Assets of Comamtech and MergerCo; provided, however, that no item set forth in Schedule 4.1.19 shall, either alone or when taken together with any other item set forth in such schedule, result in or could reasonably be expected to result in, a Comamtech Material Adverse Effect.

4.1.20 Lenders.  Schedule 4.1.20 contains a list of all existing instruments or agreements currently in force pursuant to which Comamtech and MergerCo have borrowed any money, incurred any other indebtedness, established a line of credit or guaranteed the indebtedness or obligation of another Person. True, correct and complete copies of all such instruments and agreements have been provided to the Corporation.

4.1.21 Bank Accounts. Schedule 4.1.21 contains a list of each bank or other financial institution where Comamtech or MergerCo maintains an account or safe deposit box, the account or box number, as applicable, and the names of all Persons authorized to draw thereon or to have access thereto.

4.1.22 Accuracy of Information and Full Disclosure

(a) No representation or warranty of Comamtech and MergerCo contained in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein, in light of the circumstances under which made, not misleading.

(b) Comamtech and MergerCo have disclosed to the Corporation all events, conditions or facts related to the Corporation, including the Business and the Assets, which materially affect the condition (financial or otherwise) of Comamtech and MergerCo, including its business and the Assets.

4.2	Disclosure Letter

4.2.1 Contemporaneously with the execution and delivery of this Agreement, Comamtech is delivering to the Corporation a disclosure letter (the “Comamtech Disclosure Letter”) required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Comamtech contained in this Agreement.

4.2.2 The information disclosed in any schedule to the Disclosure Letter will be disclosure only against the representation and warranty to which such schedule expressly relates.

4.3	Survival of Representations and Warranties

Except for the representations and warranties contained in Section 4.1, neither Comamtech nor any other persons on behalf of Comamtech makes any express or implied representation or warranty with respect to Comamtech or with respect to any other information provided or otherwise made available to the Corporation in connection with the transactions contemplated hereby. The representations and warranties of Comamtech contained in this Agreement shall not survive the completion of the Arrangement and shall expire and terminate on the earlier of: (i) the Effective Time, and (ii) the date on which this Agreement is terminated in accordance with its terms. This Section 4.3 shall not limit any covenant or agreement of Comamtech which, by its terms, contemplates performance after the Effective Time or date on which this Agreement is terminated, as the case may be.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1	Covenants of the Corporation and Comamtech Regarding the Conduct of Business

Each of the Corporation and Comamtech covenants and agrees that, from the date of this Agreement until the earlier of (i) the Effective Time and (ii) the time that this Agreement is terminated in accordance with its terms, except with the prior written consent of Comamtech, such consent not to be unreasonably withheld or delayed, or except as is otherwise expressly permitted or contemplated by this Agreement or the Plan of Arrangement, or as is otherwise required by applicable Law or as required under the Harris Transaction;

5.1.1 the Business of each member of its Consolidated Group will be conducted only, and no member of its Consolidated Group will take any action except, in the Ordinary Course of Business in accordance with past practice, and each member of its Consolidated Group will use commercially reasonable efforts to maintain and preserve its current business organization, Assets, properties, employees, goodwill and business relationships;

5.1.2 the Corporation and Comamtech will not, and will not permit any member of its respective Consolidated Group to:

(a) amend its Organizational Documents other than, in the case of Comamtech in respect of the Harris Transaction;

(b) split, divide, consolidate, combine, exchange or reclassify any shares of any member of its Consolidated Group, except as contemplated by this Agreement;

(c) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of any member of its Consolidated Group;

(d) except as contemplated by this Agreement, amalgamate, merge or otherwise combine any member of its Consolidated Group with any other person or complete an arrangement, restructuring, recapitalization, reorganization or other business combination transaction; or

(e) enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

5.1.3 the Corporation and Comamtech will not, and will not permit any member of its Consolidated Group to:

(a) declare, set aside or pay any dividend or other distribution or payment or return of capital (whether in cash, shares or property) in respect of the outstanding shares of any member of its Consolidated Group;

(b) issue, grant, sell or pledge any shares or other securities of any member of its Consolidated Group, including securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of any member of its Consolidated Group (other than the issuance of Shares on the exercise of currently outstanding options issued pursuant to the Stock Option Plans);

(c) redeem, purchase or otherwise acquire any of the outstanding shares or other securities of any member of its Consolidated Group;

(d) alter or amend the term of any of the outstanding securities of any member of its Consolidated Group; or

(e) enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

5.1.4 except as contemplated by this Agreement, the Corporation and Comamtech will not, and will not permit any member of its Consolidated Group to:

(a) sell, pledge, lease, licence, dispose of or encumber any Assets or properties of any member of its Consolidated Group;

(b) acquire (by consolidation or acquisition of shares or assets or otherwise) any corporation, trust, partnership or other business organization or division thereof, which is not a subsidiary or affiliate of any member of its Consolidated Group, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer or otherwise;

(c) incur any indebtedness for borrowed money that is not repaid prior to the Effective Time or incur any other material liability or obligation;

(d) issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other person;

(e) except in the Ordinary Course of Business in accordance with past practice, pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Corporation Financial Statements, or waive, release, grant or transfer any rights of material value;

(f) enter into any hedges, swaps or other financial instruments or like transactions;

(g) enter into, terminate or amend in any material respect any Material Contract;

(h) take any action that would render, or that may reasonably be expected to render, any representation or warranty (except any representation or warranty which speaks solely as of a date prior to the occurrence of such action) to be made by the Corporation, as the case may be, in this Agreement untrue at any time on or prior to the Effective Time;

(i) make any changes to any of the accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures) of any member of its Consolidated Group, except as required by applicable Laws or under US GAAP;

(j) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Returns or file claims for Tax refunds, enter into any closing agreement, enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Entity relating to Taxes, settle (or offer to settle) any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(k) voluntarily waive, release, assign, settle or compromise (i) any material proceeding or any material claim or material liability or (ii) any proceeding that is brought by any current, former or purported holder of any securities of any member of its Consolidated Group in its capacity as such and that (A) requires any payment by any member of its Consolidated Group or (B) adversely affects in any material respect the ability of any member of its Consolidated Group to conduct its business in a manner consistent with past practice; or

(l) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

5.1.5 except as contemplated by this Agreement, the Corporation and Comamtech will not, and will not permit any member of its Consolidated Group to, except in the Ordinary Course of Business in accordance with past practice, or where required pursuant to any existing contracts to which a member of its Consolidated Group is a party and that is in effect on the date hereof, and except as is necessary to comply with applicable Laws:

(a) grant to any senior employee, officer or director of any member of its Consolidated Group an increase in compensation in any form;

(b) grant any general salary increase to the Employees of any member of its Consolidated Group;

(c) take any action with respect to the grant of any severance or termination or change of control pay or benefits, except as directed by Comamtech in writing;

(d) enter into any employment, deferred compensation or other similar agreement or amend any such existing agreement, with any senior employee, officer or director of any member of its Consolidated Group;

(e) increase any benefits payable under its current severance or termination or change of control pay policies; or

(f) adopt or materially amend or make any contribution to any employee Benefit Plan of any member of its Consolidated Group or other similar plan, agreement, trust, fund or arrangement or take any action to accelerate any rights or benefits or fund or secure the payment of compensation or benefits under any employee Benefit Plan, or make any person a beneficiary of any retention or severance plan which would entitle such person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

5.1.6 the Corporation and each member of its Consolidated Group will:

(a) prepare and timely file all material Returns required to be filed by it on or before the Effective Time (“Post-Signing Tax Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Law;

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Tax Returns that are so filed; and

(c) properly reserve (and reflect such reserve in its books and records and financial statements), for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

5.1.7 the Corporation will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by each member of its Consolidated Group, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder permitted to lapse, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

5.1.8 the Corporation and Comamtech will not take any action that could reasonably be expected to preclude, delay or have an adverse effect on the Arrangement or would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

5.1.9 the Corporation will promptly disclose in writing to Comamtech the occurrence of any event or circumstance which has or is reasonably likely to have a Corporation Material Adverse Effect, any change in any material fact set forth in the Corporation’s Public Documents, or any change in any representation or warranty provided by the Corporation in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and the Corporation shall in good faith discuss with Comamtech any change in circumstances (actual, anticipated, contemplated, or to the knowledge of the Corporation, threatened) which is of such a nature that there may be a reasonable question as to whether disclosure in writing needs to be given to Comamtech pursuant to this provision;

5.1.10 the Corporation will ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the amounts which may be required under Section 7.3 and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required; and

5.1.11 the Corporation will use its reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Article 6 as soon as reasonably possible following execution of this Agreement to the extent that the satisfaction of the same is within the control of the Corporation.

5.2	Covenants of the Corporation Regarding the Arrangement

The Corporation shall perform, and shall cause each other member of its Consolidated Group to perform, all obligations required or desirable to be performed by each member of its Consolidated Group under this Agreement, co-operate with Comamtech in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Corporation shall and, where appropriate, shall cause each other member of its Consolidated Group to:

5.2.1 unless this Agreement shall have been terminated in accordance with Section 8.2, submit the Amalgamation for approval by the Corporation Shareholders at the Meeting of the Corporation;

5.2.2 promptly inform Comamtech in writing of any change that could have a Corporation Material Adverse Effect;

5.2.3 use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by each member of its Consolidated Group in connection with the Arrangement from other parties to contracts to which any member of its Consolidated Group is a party without paying, and without committing itself or Comamtech to pay any consideration or incur any liability or obligation to or in respect of any such other party without the prior written consent of Comamtech;

5.2.4 use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from any member of its Consolidated Group relating to the Arrangement;

5.2.5 apply for and use all commercially reasonable efforts to obtain, and use all commercially reasonable efforts to assist Comamtech to obtain, all Regulatory Approvals and, in doing so, keep Comamtech reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing Comamtech with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for Comamtech to provide its comments thereon; and

5.2.6 defend all lawsuits or other legal, regulatory or other proceedings against any member of its Consolidated Group challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.

5.3	Covenants of Comamtech Regarding the Performance of Obligations

Except as contemplated in this Agreement, Comamtech shall perform all obligations required or desirable to be performed by it under this Agreement, co-operate with the Corporation in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Comamtech shall:

5.3.1 Unless this Agreement shall have been terminated in accordance with Section 8.2.2, submit the Arrangement Resolution for approval by the Shareholders at the Meeting in accordance with Section 2.3.2;

5.3.2 Unless this Agreement shall have been terminated in accordance with Section 8.2.2, submit the Comamtech Continuance Resolution for approval by the Shareholders at the Meeting in accordance with Section 2.3.2;

5.3.3 Comamtech and MergerCo shall each file a certificate of corporate domestication and a certificate of incorporation to become domesticated in the State of Delaware under the

Delaware General Corporation Law.  Comamtech and MergerCo shall become subject to the Delaware General Corporation Law on the date of domestication, but will be deemed for the purposes of the Delaware General Corporation Law to have commenced its existence in Delaware on the date it originally incorporated under the laws of the Province of Ontario;

5.3.4 Comamtech shall at the Effective Date change its name to DecisionPoint Systems, Inc. and the following persons shall act as its directors: Nicholas R. Toms, Donald W. Rowley, David M. Rifkin, Jay B. Sheehy, Marc Ferland and Lawrence Yelin, such directors shall be appointed at the Meeting and shall act as directors of Comamtech until the next annual meeting of the shareholders of Comamtech.

5.3.5 comply with the provisions of the Confidentiality Agreement;

5.3.6 not take any action that would render, or that may reasonably be expected to render, any material representation or warranty (except any representation and warranty which speaks solely as of a date prior to the occurrence of such action) made by Comamtech in this Agreement untrue at any time prior to the Effective Time;

5.3.7 promptly notify the Corporation in writing of any change that could have a Comamtech Material Adverse Effect;

5.3.8 apply for and use all commercially reasonable efforts to obtain all Regulatory Approvals relating to it and, in doing so, keep the Corporation reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the Corporation with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for the Corporation to provide its reasonable comments thereon, provided, however, that nothing in this Agreement shall require Comamtech to take any action to obtain any Regulatory Approval that could materially adversely affect the activities of Comamtech or any affiliate of Comamtech;

5.3.9 use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Comamtech or any of its affiliates relating to the Arrangement; and

5.3.10 defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.

5.4	Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

5.4.1 it shall, and shall cause its subsidiaries and affiliates to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement, including using its commercially reasonable efforts to:

(a) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and

(b) co-operate with the other Party in connection with the performance by it and its subsidiaries and affiliates of their obligations hereunder;

5.4.2 it shall (i) not take any action or permit any action to be taken or commercially reasonable action to not be taken, and (ii) refrain from taking any action, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement or to prevent or materially delay the consummation of the transactions contemplated hereby, in each case, except as permitted by this Agreement; and

5.4.3 it shall promptly notify the other Parties of (i) any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries, affiliates or its representatives), (ii) any material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries, affiliates or its representatives), and (iii) any material legal actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries or affiliates that are related to the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT

6.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement, and in particular the Arrangement, are subject to the fulfillment, on or before the Effective Date or such other time specified herein, of each of the following conditions:

6.1.1 the Interim Order shall have been granted in form and content satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

6.1.2 the Arrangement Resolution and the Comamtech Continuance Resolution shall have been passed at the Meeting by not less than the Required Vote;

6.1.3 the Corporation Shareholders shall have approved the Amalgamation;

6.1.4 the Final Order shall have been granted in form and content satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

6.1.5 the Articles of Arrangement shall be in form and substance satisfactory to each of the Parties, acting reasonably, and be capable of being filed in sufficient time to ensure that the Arrangement may become effective on or prior to the Outside Date;

6.1.6 The approval by the OSC and the Minister of Finance (Ontario) of the Comamtech Continuance;

6.1.7 all Regulatory Approvals shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

6.1.8 no Governmental Entity shall have enacted, issued, promulgated, applied for (or advised either the Corporation or Comamtech that it has determined to make such application), enforced or entered any Law (whether temporary, preliminary or permanent) that (i) restrains, enjoins or otherwise prohibits consummation of, or dissolves, the Arrangement or the other transactions contemplated by this Agreement;

6.1.9 the consummation of the Harris Transaction; and

6.1.10 this Agreement shall not have been terminated.

The conditions in this Section 6.1 are for the mutual benefit of each of the Parties and may be asserted by each of the Parties regardless of the circumstances or may be waived by each of the Parties (each Party with respect to itself) in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Parties may have.

6.2	Additional Conditions Precedent to the Obligations of Comamtech and MergerCo

The obligations of Comamtech and MergerCo to complete the transactions contemplated by this Agreement, and in particular the Arrangement, shall also be subject to the fulfillment, on or before the Effective Date or such other time specified herein, of each of the following conditions:

6.2.1 all covenants of the Corporation under this Agreement to be performed or complied with on or before the Effective Date shall have been duly performed or complied with by the Corporation in all material respects, and Comamtech shall have received a certificate of the Corporation, addressed to Comamtech and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation (on the Corporation’s behalf and without personal liability), confirming the same as at the Effective Date after having made reasonable inquiry;

6.2.2 the representations and warranties of the Corporation set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); provided, however, that any such representation and warranty that is qualified by a reference to materiality or Corporation Material Adverse Effect shall be true and correct in all respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Comamtech shall have received a certificate of the Corporation, addressed to Comamtech and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation (on the Corporation’s behalf and without personal liability), confirming the same as at the Effective Date after having made reasonable inquiry;

6.2.3 Comamtech shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings made on or prior to the date of this Agreement in relation to all matters covered in earlier filings) in the Corporation’s Public Documents;

6.2.4 neither the Corporation nor any member of the Consolidated Group shall have entered into or announced its intention to enter into any Post-Arrangement Transaction Proposal that could reasonably be expected to impair or delay in any manner whatsoever the completion of the Arrangement and any of the transactions contemplated thereby or otherwise affect the Arrangement or any of the transactions contemplated thereby;

6.2.5 neither the Corporation nor any member of the Consolidated Group shall have completed a Post-Arrangement Transaction Proposal prior to the completion of the Arrangement and all transactions contemplated thereby;

6.2.6 between the date hereof and the Effective Time, there shall not have occurred a Corporation Material Adverse Effect;

6.2.7 the aggregate number of the Shares held, directly or indirectly, by the Shareholders who have validly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Shares immediately prior to the Effective Date;

6.2.8 the aggregate number of the Shares held, directly or indirectly by the Shareholders who have validly exercised Dissent Rights in connection with the Continuance shall not exceed 10% of the outstanding Shares immediately prior to the Effective Date;

6.2.9 the completion by Comamtech of due diligence relating to the business and affairs of the Corporation, the whole to the satisfaction of Comamtech;

6.2.10 except for the Permitted Encumbrances, there shall be no security registrations against the Corporation under any security registration legislation in other jurisdictions, with the exception of registrations relating to specific goods which, for greater certainty, excludes registrations relating to equipment or other categories of personal property where no specific good is listed, or such other arrangements shall have been made with respect to the discharge of such security registrations as are satisfactory to Comamtech;

6.2.11 Comamtech shall have received from the Corporation all of the information and documents set forth in Schedule 6.2.11 of the Disclosure Letter;

6.2.12 the Plan of Arrangement shall not have been modified or amended in a manner adverse to Comamtech; and

6.2.13 Legal counsel to the Corporation shall have provided the opinion required by Section 4 of Regulation 289/00 to the Business Corporations Act (Ontario) in sufficient time to obtain the approvals in Section 6.1.6.

The conditions in this Section 6.2 are for the exclusive benefit of Comamtech and MergerCo and may be asserted by Comamtech and MergerCo regardless of the circumstances or may be waived by Comamtech and MergerCo in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Comamtech and MergerCo may have.

6.3	Additional Conditions Precedent to the Obligations of the Corporation

The obligations of the Corporation to complete the transactions contemplated by this Agreement, and in particular the Arrangement, shall also be subject to the fulfillment, on or before the Effective Date or such other time specified herein, of each of the following conditions:

6.3.1 all covenants of Comamtech and MergerCo under this Agreement to be performed or complied with on or before the Effective Date shall have been duly performed or complied with by Comamtech and MergerCo in all material respects, and the Corporation shall have received a certificate of Comamtech, addressed to the Corporation and dated the Effective Date, signed on behalf of Comamtech by two of its senior executive officers (on Comamtech’s behalf and without personal liability), confirming the same as of the Effective Date after having made reasonable inquiry;

6.3.2 the representations and warranties of Comamtech set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); provided, however, that any such representation and warranty that is qualified by a reference to materiality or Comamtech Material Adverse Effect shall be true and correct in all respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Corporation shall have received a certificate of Comamtech, addressed to the Corporation and dated the Effective Date, signed on behalf of Comamtech by the chief executive officers of Comamtech (on Comamtech’s behalf and without personal liability), confirming the same as at the Effective Date after having made reasonable inquiry;

6.3.3 the Corporation shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made;

6.3.4 neither Comamtech nor any member of the Consolidated Group shall have entered into or announced its intention to enter into any Post-Arrangement Transaction Proposal that could reasonably be expected to impair or delay in any manner whatsoever the completion of the Arrangement and any of the transactions contemplated thereby or otherwise affect the Arrangement or any of the transactions contemplated thereby;

6.3.5 neither Comamtech nor any member of the Consolidated Group shall have completed a Post-Arrangement Transaction Proposal, other than the Harris Transaction, prior to the completion of the Arrangement and all transactions contemplated thereby;

6.3.6 between the date hereof and the Effective Time, there shall not have occurred a Comamtech Material Adverse Effect;

6.3.7 Comamtech shall have received resignations and mutual releases, in the form settled between the Corporation and Comamtech, from the directors and executive officers of the members of Comamtech;

6.3.8 the Plan of Arrangement shall not have been modified or amended in a manner adverse to the Corporation;

6.3.9 the representations and warranties of Comamtech and MergerCo set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); provided, however, that any such representation and warranty that is qualified by a reference to materiality or Comamtech Material Adverse Effect shall be true and correct in all respects as of the Effective Date, as though made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and the Corporation shall have received a certificate of Comamtech, addressed to the Corporation and dated the Effective Date, signed on behalf of Comamtech by two of its senior executive officers (on Comamtech’s behalf and without personal liability), confirming the same as of the Effective Date after having made reasonable inquiry.

6.4	Notice and Cure Provisions

6.4.1 Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Date, of any event or state of facts the occurrence of which or failure thereof would, or would be likely to:

(a) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect; or

(b) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder;

provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

6.4.2 Neither Party may exercise its right to terminate this Agreement unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.

If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in the Disclosure Letter), no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is 15 days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Meeting, the Meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director, such filing shall be postponed until two Business Days after the expiry of such period.

6.5	Satisfaction of Conditions

The conditions set out in this Article 6 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Articles of Arrangement are filed with the Director to give effect to the Arrangement.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Mutual Covenants Regarding Non-Solicitation

7.1.1 The Parties hereto shall immediately cease and cause to be terminated all existing discussions and negotiations (including through any advisors or other parties on its behalf), with any parties (other than with each other and any of their respective representatives and the Harris Transaction) conducted before the date of this Agreement with respect to any proposal that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal. The Corporation or Comamtech (as the case may be) shall not modify or release any third party from any existing confidentiality agreement (including, for greater certainty, any existing standstill provisions). The Corporation or Comamtech (as the case may be) shall discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request and exercise all rights it has to require (i) the return or destruction of all confidential information provided to any third parties who have entered into a confidentiality agreement with the Corporation or Comamtech (as the case may be) relating to an Acquisition Proposal and (ii) the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding the Corporation or Comamtech (as the case may be) provided to such third parties, and shall use all reasonable commercial efforts to ensure that such requests are honoured. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.1.1 by the Corporation or Comamtech (as the case may be) or their respective officers, directors, employees, representatives and agents shall be deemed to be a breach of this Section 7.1.1 by the Corporation or Comamtech (as the case may be).

7.1.2 Neither the Corporation nor Comamtech shall, directly or indirectly, do, or authorize or permit any of their respective officers, directors or employees or any financial advisor, expert, agent or other representative retained by it to do, any of the following:

(a) solicit, assist, initiate, encourage or in any way facilitate (including by way of furnishing information, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal or inquiries, proposals or offers regarding an Acquisition Proposal;

(b) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(c) waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidentiality agreements, including any “standstill provisions” thereunder; or

(d) accept, recommend, approve, agree to, endorse, or propose publicly to accept, recommend, approve, agree to, or endorse any Acquisition Proposal or agreement in respect thereto;

provided, however, that notwithstanding any other provision hereof, the Corporation or Comamtech and their respective officers, directors, employees and advisors or other representatives may prior to the Meeting of the Corporation or Meeting (as the case may be):

(e) enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by the Corporation or by Comamtech or any of their respective officers, directors or employees or any financial advisor, expert, agent or other representative retained by it) seeks to initiate such discussions or negotiations with the Corporation or Comamtech that does not result from a breach of this Section 7.1 and, subject to execution of a confidentiality and standstill agreement substantially similar to the Confidentiality Agreement (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to the Corporation or Comamtech as set out below), may furnish to such third party information concerning the Corporation or Comamtech and its business, properties and assets, in each case if, and only to the extent that:

(i) the third party has first made a written bona fide Acquisition Proposal which is a Superior Proposal; and

(ii) prior to furnishing such information to or entering into or participating in any such discussions or negotiations with such third party, the Corporation or Comamtech (as the case may be) provides prompt notice to Comamtech or the Corporation to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such person together with a copy of the confidentiality agreement referenced above and, if not previously provided to Comamtech or the Corporation, copies of all information provided to such third party concurrently with the provision of such information to such third party; and

(f) accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the relevant board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 7.1.4 and after receiving the written advice of outside counsel, that the taking of such action is necessary for such board in the discharge of its fiduciary duties under applicable Laws and the Corporation or Comamtech (as the case may be) complies with its obligations set forth in Section 7.1.4 and terminates this Agreement in accordance with the terms of this Agreement and concurrently therewith pays the Termination Fee.

7.1.3 Each Party shall promptly (and in any event within 24 hours of receipt thereof) notify the other (at first orally and then in writing) of any Acquisition Proposal or of any inquiries, offers, proposals or requests with respect to any Acquisition Proposal (or, in each case, any amendment thereto) or any request for non-public information relating to any member of the Consolidated Group or their respective assets, or any amendments to the foregoing. Such notice shall include a copy of any written Acquisition Proposal (and any amendment thereto) which has been received or, if no written Acquisition Proposal has been received, a description of the material terms and conditions of, and the identity of the person making any inquiry, proposal, offer or request. Each Party shall also provide the other such further and other details of any Acquisition Proposal made to it or of the inquiry, offer, proposal or request in respect of an Acquisition Proposal made to it, or any amendment thereto, as such Party may reasonably request. Each Party shall promptly and fully informed of the status, including any change to material terms, of any Acquisition Proposal made to it or of any inquiries, offers, proposals or requests with respect to any Acquisition Proposal made to it, or any amendment thereto, shall respond promptly to all inquiries by either Party  (as the case may be) with respect thereto, and shall provide either Party (as the case may be) copies of all material correspondence and other written material sent to or provided to either Party (as the case may be) by any person in connection with such inquiry, proposal, offer or request or sent or provided by either Party to any person in connection with such inquiry, proposal, offer or request, and all other information reasonably requested by either Party (as the case may be) in respect thereto.

7.1.4 Each Party shall give to the other, orally and in writing, at least two Business Days advance notice of any decision by its respective board of directors to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, shall set out such board’s reasonable determination of the financial value of the consideration offered by such third party to their respective shareholders under such Superior Proposal, which notice shall confirm that such board has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal and provide a copy thereof and any amendments thereto to the other. During the two Business Day period commencing on the delivery of such notice, each Party agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement (in the case of Comamtech) or the Amalgamation (in the case of the Corporation). In addition, during such two Business Day period, each Party shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with the other Party (as the case may be) and its respective financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable each Party to proceed with the Arrangement and amalgamation as amended rather than the Superior Proposal. In the event Comamtech or the Corporation (as the case may be) proposes to amend this Agreement and the Arrangement or the Amalgamation such that the Superior Proposal ceases to be a Superior Proposal and so advises such board of directors prior to the expiry of such two Business Day period, such board of directors shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal, shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement or in respect of the Amalgamation, as the case may be.

7.1.5 Each Party shall reaffirm its recommendation of the Arrangement or the Amalgamation by press release promptly and in any event within five Business Days of any written request to do so by Comamtech or the Corporation (or, in the case of Comamtech, in the event that the Meeting to approve the Arrangement is scheduled to occur within such five Business Day period, prior to the scheduled date of the Meeting in the event that (i) any Acquisition Proposal which is publicly announced is determined not to be a Superior Proposal; or (ii) the Parties have entered into an amended agreement pursuant to Section 7.1.4 which results in any Acquisition Proposal not being a Superior Proposal.

7.1.6 Comamtech agrees that all information that may be provided to it by the Corporation (and vice-versa) with respect to any Acquisition Proposal pursuant to this Section 7.1 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

7.1.7 The Corporation and Comamtech shall (i) each ensure that their respective officers, directors and employees and any investment bankers or other advisors or representatives retained by it are aware of the provisions of this Section 7.1 and shall (ii) be responsible for any breach of this Section 7.1 by any of them.

7.1.8 Nothing contained in this Section 7.1 shall prohibit any of the respective board of the Parties from making any disclosure to their respective shareholders prior to the Effective Time if, in the good faith judgment of such board, after consultation with outside legal counsel, such disclosure is necessary for such board to act in a manner consistent with its fiduciary duties; provided, however, that each Party will be provided with reasonable opportunity to review and comment upon any such disclosure prior to it being made to their respective shareholders.

7.1.9 Nothing in this Agreement shall prevent the Board from complying with Section 2.17 of Multilateral Instrument 62-104 and similar provisions under applicable Laws relating to the provision of directors’ circulars in respect of an Acquisition Proposal that is not a Superior Proposal but only following the Corporation’s compliance with this Article 7.

7.1.10 Nothing in this Agreement shall prevent the Comamtech Board to consummate the Harris Transaction.

7.2	Provision of Information; Access

Until the Effective Date or termination of this Agreement, the Corporation shall provide Comamtech and its representatives access, during normal business hours and at such other time or times as Comamtech may reasonably request, to its premises (including field offices and sites), books, contracts, records, computer systems, properties, employees and management personnel and shall furnish to Comamtech all information concerning its business, properties and personnel as Comamtech may reasonably request, which information shall remain subject to the Confidentiality Agreement, in order to permit Comamtech to be in a position to expeditiously and efficiently integrate the business and operations of the Corporation immediately upon but not prior to the Effective Date. Without limitation, the Corporation agrees to keep Comamtech fully appraised in a timely manner of every circumstance, action, occurrence or event occurring or arising after the date hereof that would be relevant and material to a prudent operator of the business and operations of the Corporation. The Corporation shall confer with and obtain Comamtech’s approval (not to be unreasonably withheld or delayed), prior to taking action (other than in emergency situations) with respect to all operational matters involved in its business.

7.3	Agreement as to Damages

7.3.1 If at any time after the execution of this Agreement:

(a) Comamtech Board withdraws, amends, changes or qualifies, or proposes publicly to withdraw, amend, change or qualify, in any manner adverse to the Corporation, any of its recommendations or determinations referred to in Section 4.1.1;

(b) Comamtech Board shall have failed to publicly reaffirm any of its recommendations or determinations referred to in Section 4.1.1 in accordance with Section 7.1.5 (or, in the event that the Meeting to approve the Arrangement is scheduled to occur within such five Business Day period, prior to the scheduled date of the Meeting);

(c) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Shareholders or to Comamtech and has not expired or been withdrawn at the time of the Meeting or the Arrangement is not submitted for their approval;

(d) Comamtech Board or any committees of the Comamtech Board accepts, recommends, approves or enters into an agreement, understanding or letter of intent to implement a Superior Proposal; or

(e) subject to Section 6.4, if the Corporation is not in material breach of its obligations under this Agreement and Comamtech breaches any of its covenants contained in this Agreement, including the covenant contained in Section 7.1, which breach would give rise to the failure of a condition set forth in Section 6.3.1;

(each of the above being a “Corporation Damages Event”) then, in the event of the termination of this Agreement pursuant to Article 8, Comamtech shall pay by wire transfer to Corporation (or to whom Corporation may direct in writing) $500,000 (the “Termination Fee”) in immediately available funds to an account designated by Corporation within two Business Days after the first to occur of the events described above. Following the occurrence of a Comamtech Damages Event, but prior to payment of the Termination Fee, Comamtech shall be deemed to hold such applicable payment in trust for the Corporation. The Corporation shall only be obligated to make one payment pursuant to this Section 7.3.1.

7.3.2 If, at any time after the execution of this Agreement:

(a) the Corporation Board withdraws, amends, changes or qualifies, or proposes publicly to withdraw, amend, change or qualify, in any manner adverse to the Corporation, any of its recommendations or determinations referred to in Section 3.1.1;

(b) the Corporation Board shall have failed to publicly reaffirm any of its recommendations or determinations referred to in Section 3.1.1 in accordance with Section 7.1.5 (or, in the event that the Meeting of the Corporation to approve the Amalgamation is scheduled to occur within such five Business Day period, prior to the scheduled date of the Meeting of the Corporation);

(c) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the Corporation Shareholders or to the Corporation and has not expired or been withdrawn at the time of the Meeting of the Corporation;

(d) the Corporation Shareholders do not approve the Amalgamation or the Amalgamation is not submitted for their approval;

(e) the Corporation Board or any committees of the Corporation Board accepts, recommends, approves or enters into an agreement, understanding or letter of intent to implement a Superior Proposal;

(f) subject to Section 6.4, if Comamtech is not in material breach of its obligations under this Agreement and the Corporation breaches any of its covenants contained in this Agreement, including the covenant contained in Section 7.1, which breach would give rise to the failure of a condition set forth in Section 6.2.1;

(g) subject to Section 6.4, if Comamtech is not in material breach of its obligations under this Agreement and the Corporation is in breach of any of its representations and warranties contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2.2; or

(h) either the Corporation or any member of the Consolidated Group has entered into or announced its intention to enter into, or completed, any Post-Arrangement Transaction Proposal in breach of the conditions set forth in Sections 6.2.4 or 6.2.5;

(each of the above being a “Comamtech Damages Event”) then, in the event of the termination of this Agreement pursuant to Article 8, the Corporation shall pay by wire transfer to Comamtech (or to whom Comamtech may direct in writing) $500,000 (the “Reverse Termination Fee”) in immediately available funds to an account designated by the Corporation within two Business Days after the first to occur of the events described above. Following the occurrence of a Comamtech Damages Event, but prior to payment of the Reverse Termination Fee, the Corporation shall be deemed to hold such applicable payment in trust for Comamtech. The Corporation shall only be obligated to make one payment pursuant to this Section 7.3.2.

7.4	Fees and Expenses

Each Party shall pay its fees, costs and expenses incurred by such Party in connection with this Agreement and the Arrangement.

7.5	Liquidated Damages, Injunctive Relief and No Liability of Others

Each Party acknowledges that the payments set out in Section 7.3 are payments of liquidated damages which are a genuine pre-estimate of the damages a Party will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the payment of the amounts set forth in Section 7.3 in the manner provided therein is the sole and exclusive remedy of the Parties in respect of the event giving rise to such payments; provided, however, that this limitation shall not apply in the event of fraud or intentional breach of this Agreement by the Parties. Nothing herein shall preclude a Party from seeking injunctive relief in accordance with Section 9.4 hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements.

7.6	Indemnification

7.6.1 From and after the Effective Date, Comamtech shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Comamtech to the same extent as such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Corporation, as the case may be, pursuant to the articles, by-laws and indemnity agreements, if any, in existence immediately prior to the Effective Date, for acts or omissions occurring on or prior to the execution of this Agreement (including, for greater certainty, acts or omissions occurring in connection with the approval of this Agreement and consummation of the transactions contemplated herein).

7.7	Options and Warrants

7.7.1 The Parties shall ensure that within three Business Days after the Closing, the following exchange shall occur: (i) the outstanding 3,605,472 Corporation Options shall be exchanged for an aggregate of 450,684 Comamtech Options and (ii) the 3,105,000 outstanding Corporation Warrants shall be exchanged for an aggregate of 388,125 outstanding Comamtech Warrants.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of: (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

8.2	Termination

8.2.1 This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Parties hereto;

(b) as provided in Sections 6.1, 6.2 and 6.3; provided that the terminating Party is not in material default of its representations, warranties, covenants or other agreements under this Agreement;

(c) by the Corporation upon the occurrence of the Corporation Damages Event provided in Section 7.3.1;

(d) by Comamtech upon the occurrence of the Corporation Damages Event provided in Section 7.3.1(d) (in accordance with Section 7.1.2(f)) and provided Comamtech has complied with its obligations set forth in Section 7.1.4 and the payment by Comamtech to the Corporation of the Termination Fee; and

(e) by either Comamtech or the Corporation if the Effective Date does not occur on or prior to the Outside Date, except that the right to terminate the Agreement under this Section 8.2.1(e) shall not be available to any Party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of the Effective Date to occur on or prior to the Outside Date.

8.2.2 Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 7.3, 7.4, 9.2, 9.6, 9.7, 9.8 and 9.9 and this Section 8.2.2 and the Confidentiality Agreement and as otherwise expressly contemplated hereby.

8.3	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties.

8.4	Waiver

Any Party may (i) extend the time for the performance of any of the obligations or acts of any other Party, (ii) waive compliance with any of any other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of any other Party’s representations or warranties contained herein or in any document delivered by any other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1	Further Assurances

Each of the Parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as another Party may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

9.2.1 if to Comamtech:

Comamtech Inc.

c/o Lawrence Yelin, Attorney
2000 McGill College Avenue, Suite 1460
Montréal (Québec)  H3A 3H3

Attention: Marc Ferland
Facsimile No.: (514) 907-5896

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
Stock Exchange Tower
Suite 3700, P.O. Box 242
800 Place Victoria
Montréal, Quebec  H4Z 1E9

Attention: Peter Villani
Facsimile No.: (514) 397-7600

9.2.2 if to the Corporation:

DecisionPoint Systems, Inc.
19655 Descartes
Foothill Ranch, CA  92610
Attn:  Nicholas Toms
Phone:  (949) 465-0065

with a copy (which copy shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006

Attention: Peter DiChiara
Facsimile No.: (212) 930-9725

9.3	Governing Law

This Agreement (which, for the purposes of this Section 9.3, shall not include the Schedules hereto) shall be governed, including as to validity, interpretation and effect, by the laws of the construed in accordance with the laws of the Province of Ontario, without giving effect to any choice or conflict of law provision or rule thereof.

9.4	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

9.6.1 This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

9.6.2 This Agreement (including the schedules hereto), the Disclosure Letter and the Confidentiality Agreement, constitute collectively the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, including the letter of intent entered into between the Corporation and Comamtech on August 25, 2010.

9.6.3 Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties..

9.7	Severability

If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	No Third Party Beneficiaries

Except as provided for in Section 7.6, which provisions are intended as stipulations for the benefit only of the third parties mentioned therein, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties and no person other than the Parties shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.9	Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.10	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMAMTECH INC.
Per:	(s) Marc Ferland
Name: Title:	Marc Ferland President

DECISIONPOINT SYSTEMS, INC.
Per:	(s) Nicholas R. Toms
Name: Title:	Nicholas R. Toms Chief Executive Officer

2259736 ONTARIO INC.
Per:	(s) Marc Ferland
Name: Title:	Marc Ferland Chief Executive Officer

[Signature page to that certain Acquisition Agreement dated October 20, 2010 between DecisionPoint Systems, Inc. , Comamtech Inc. and 2259736 Ontario Inc.]

SCHEDULE A

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF COMAMTECH REGARDING THE ARRANGEMENT

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under Section 182 of the Ontario Business Corporations Act (the “OBCA”) of Comamtech Inc. (“Comamtech”) as more particularly described and set forth in the Management Information Circular (the “Circular”) of Comamtech dated [●], 2010, as the Arrangement may be modified or amended, is hereby authorized and approved.

2. The plan of arrangement, as it may be modified or amended, (the “Plan of Arrangement”) involving Comamtech, the full text of which is set out in Schedule C to the arrangement agreement dated as of October [●], 2010 entered into between DecisionPoint Systems, Inc. and Comamtech (the “Arrangement Agreement”), is hereby authorized and approved.

3. The Arrangement Agreement, the actions of the directors of Comamtech in approving the Arrangement, the Plan of Arrangement, the Arrangement Agreement and the actions of the officers of Comamtech in executing and delivering the Arrangement Agreement, and any amendments thereto are hereby ratified and approved.

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Comamtech or that the Arrangement has been approved by the Ontario Superior Court of Justice, Commercial List, the directors of the Corporation are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Comamtech to amend the Arrangement Agreement and the Plan of Arrangement, to the extent permitted by the Arrangement Agreement and the Plan of Arrangement, as the case may be, and not to proceed with the Arrangement.

5. Any officer or director of Comamtech is hereby authorized and directed for and on behalf of Comamtech to execute and deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the OBCA in accordance with the Arrangement Agreement.

6. Any officer or director of Comamtech is hereby authorized and directed for and on behalf of Comamtech to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE B

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF COMAMTECH REGARDING THE CONTINUANCE

BE IT RESOLVED THAT:

1. the directors of the Corporation are authorized to apply under Section 181 of the Business Corporation Act (Ontario) (“OBCA”) to continue under the provisions of the Delaware General Corporation Law and to seek the Director’s approval to such continuance pursuant to subsection 181(4) of the OBCA;

2. the directors of the Corporation are authorized to apply under Section 388 of the Delaware General Corporation Law to the Secretary of State of the State of Delaware under the Delaware General Corporation Law (the “Secretary of State”) for a certificate of corporate domestication continuing the existence of the Corporation in the form of a corporation of the State of Delaware;

3. the certificate of corporate domestication of the Corporation shall be in the form attached as Schedule 1 to this resolution (the “Certificate of Domestication”) with such amendments, deletions or alterations as may be considered necessary or advisable by any director or officer of the Corporation in order to ensure compliance with the provisions of the Delaware General Corporation Law as the same may be amended, and the requirements of the Secretary of State;

4. Comamtech shall adopt the by-laws contained in the Certificate of Domestication;

5. subject to the issuance of the Certificate of Domestication of the Corporation by the Secretary of State, and without affecting the validity of the incorporation or existence of the Corporation by and under its articles or of any act done thereunder, the Corporation is authorized to approve and adopt, in substitution for the existing articles of the Corporation, the Certificate of Domestication, with any amendments, deletions or alterations as described in paragraph 3 of this resolution, which Certificate of Domestication is hereby approved, and all amendments reflected therein are approved;

6. any one officer or director of the Corporation is authorized, for and on behalf of the Corporation, to execute and deliver such documents and instruments and to take such other actions as such officer or director may determine to be necessary or advisable to implement this resolution and the matters authorized hereby including, without limitation, the execution and filing of the Certificate of Domestication and any forms prescribed or contemplated under the OBCA or the Delaware General Corporation Law; and

7. notwithstanding the approval of the Shareholders of the Corporation of this special resolution and without notice to or approval of the Shareholders of the Corporation, the directors of the Corporation may, in their discretion, decide to revoke this special resolution and not to proceed with the continuance contemplated hereby becoming effective pursuant to the provisions of the Delaware General Corporation Law.

SCHEDULE 1
TO THE SPECIAL RESOLUTION OF THE SHAREHOLDERS OF COMAMTECH REGARDING THE CONTINUANCE

CERTIFICATE OF CORPORATE DOMESTICATION
OF
COMAMTECH INC.

The undersigned, the President of Comamtech Inc. (hereinafter called the “Corporation”), for the purposes of domesticating under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.	The Corporation was first formed, incorporated, or otherwise came into being on [*], 2010 in the jurisdiction of the Province of Ontario, Canada.

2.
The name of the Corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was Comamtech Inc.

3.
The name of the Corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is DecisionPoint Systems International Inc.

4.
The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Ontario, Canada and the principal place of business was [*].

5.
The domestication of the Corporation as a Delaware corporation has been approved in the manner provided for and in accordance with the organization documents that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario.  A Certificate of Incorporation of DecisionPoint Systems International Inc., which was approved in the manner provided for and in accordance with the organization documents that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario, is being filed contemporaneously with this Certificate of Corporate Domestication.

6.	The effective time of this certificate of corporate domestication shall be [*], 2010.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this [*] day of [*], 2010.

COMAMTECH INC.,

By:
Name: Nicolas R. Toms
Title: President

CERTIFICATE OF INCORPORATION

OF

DECISIONPOINT SYSTEMS INTERNATIONAL INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST:  The name of the corporation (hereinafter called the "Corporation") is DecisionPoint Systems International Inc.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:  The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  4.01  Authorized Capital Stock.  The total number of shares of stock this Corporation is authorized to issue shall be 110,000,000 shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

  4.02  Common Stock.  The total number of authorized shares of Common Stock shall be 100,000,000 shares with par value of $0.001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders.

  4.03  Preferred Stock.  The total number of authorized shares of Preferred Stock shall be 10,000,000 shares with par value of $0.001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

  (a)   Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

  (b)   The number of shares to constitute the class or series and the designation thereof;

  (c)   The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

  (d)   Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

  (e)   Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

  (f)  The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

  (g)   The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

  (h)   Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

  (i)  Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

FIFTH:  The Corporation is to have perpetual existence.

SIXTH:  The bylaws of the Corporation may be made, altered, amended, changed, added to, or repealed by the board of directors of the Corporation without the consent or vote of the stockholders.

SEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Sec. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

EIGHTH :  The Corporation shall, to the fullest extent permitted by the provisions of Sec. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH:  From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Dated:  October [*], 2010

 /s/ Nicolas R. Toms ____________________
Nicolas R. Toms

BY-LAWS

OF

DECISIONPOINT INTERNATIONAL, INC.

(hereinafter called the "Corporation")

ARTICLE I

OFFICES

Section 1.  Registered Office.  The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.

Section 2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1.  Place of Meetings.  Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.   Annual Meetings.  The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting.  Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 3.  Special Meetings.  Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary, or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.  Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 4.  Quorum.  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, of the time and place of the adjourned meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 5.  Voting.  Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat.  Each stockholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder.  Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.  The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 6.  Consent of Stockholders in Lieu of Meeting Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  The written consents shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which the proceedings are recorded.  Delivery to the registered officer shall be by hand or certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 7.  List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

Section 8.  Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III

DIRECTORS

Section 1.  Number and Election of Directors.  The Board of Directors shall consist of one or more members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors.  Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.  Any director may resign at any time upon written notice to the Corporation.  Directors need not be stockholders.

Section 2.  Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 3.  Duties and Powers.  The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 4.  Meetings.  The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.  Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors.  Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or any one (1) director.  Notice thereof stating the place, date and hour of the meetings shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, fax or e-mail on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5.  Quorum.  Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 6.  Actions of Board.  Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 7.  Meetings by Means of Conference Telephone.  Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to the Section 7 shall constitute presence in person at such meeting.

Section 8.  Committees.  The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.  Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 9.  Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid for attendance at each meeting of the Board of Directors or a stated annual salary as director.  Compensation may also consist of such options, warrants rights, shares of capital stock or any other form of remuneration approved by the Board of Directors.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like reimbursement of expenses for attending committee meetings.

Section 10.  Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or their committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 1.  General.  The officers of the Corporation shall be chosen by the Board of Directors and shall be a President.  The Board of Directors, in its discretion, may also choose a Secretary, Chairman of the Board of Directors (who must be a director), Treasurer and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers.  Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws.  The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2.  Election.  The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal.  Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3.  Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon an-other person or persons.

Section 4.  Chairman of the Board of Directors.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors.  He shall be the Chief Executive Officer of the Corporation, and except where by law the signature of the President is required, the Chairman of the Board of Directors shall "possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors.  During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President.  The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

Section 5.  President.  The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President.  In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors.  If there be no Chairman of the Board of Directors, the President shall be the Chief Executive Officer of the Corporation.  The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

Section 6.  Vice-Presidents.  At the request of the President or in his absence or in the event of his inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice-President or the Vice-Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  Each Vice-President shall perform such other-duties and have such other powers as the Board of Directors from time to time may prescribe.  If there be no Chairman of the Board of Directors and no Vice-President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7.  Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no

Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any' other officer to affix the seal of the Corporation and to attest the affixing by his signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by Law to be kept or filed are properly kept or filed, as the case may be.

Section 8.  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render unto the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 9.  Assistant Secretaries.  Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice-President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10.  Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice-President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.  If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 11.  Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the

Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1.  Form of Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice-President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

Section 2.  Signatures.  Any or all of the signatures on the certificate may be by facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 3.  Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.  Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

Section 5.  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.  Beneficial Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

NOTICES

Section 1.  Notices.  Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Written notice may also be given personally or by telegram, email, fax or cable.

Section 2.  Waivers of Notice.  Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

GENERAL PROVISIONS

Section 1.  Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.  Disbursements.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware".  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION AND DIRECTORS' LIABILITY

Section 1.  Indemnification of Directors and Officers.  The Corporation shall be required, to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), as the same may be amended and supplemented, to indemnify any and all directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

Section 1.  These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice' of such meeting of stockholders or Board of Directors, as the case may be.  All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

Section 2.  Entire Board of Directors.  As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE X

AMENDMENTS

The by-laws of the Company may be altered, amended or repealed by the Board of Directors or by the stockholders at any meeting of the stockholders by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such meeting, in accordance with the provisions of the Charter and the laws of Delaware.

SCHEDULE C

PLAN OF ARRANGEMENT

(See attached document.)

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE ONTARIO BUSINESS CORPORATIONS ACT